AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

NORTHLAND CRANBERRIES, INC.

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO FOOTHILL, INC.

as the Administrative Agent

and

ABLECO FINANCE LLC

as the Collateral Agent

Dated as of November 16, 2004

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of November 16, 2004, between and among, on the one hand, Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation) and Ableco Finance LLC and the other lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC. (f/k/a Foothill Capital Corporation), a California corporation, as the administrative agent for the Lenders (“Administrative Agent”), ABLECO FINANCE LLC, a Delaware limited liability company, as the collateral agent for the Lenders (“Collateral Agent”, and together with the Administrative Agent, each an “Agent” and collectively the “Agents”) and, on the other hand, NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (“Borrower”).

        WHEREAS, Ableco, Foothill and the Borrower are parties to that certain Loan and Security Agreement, dated as of November 6, 2001 (as amended, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Loan and Security Agreement”), pursuant to which the lenders thereunder provided the Borrower with a revolving credit facility in an aggregate principal amount of $30,000,000 and term loan facilities in an aggregate principal amount of $20,000,000;

        WHEREAS, the Borrower has requested that the Existing Loan and Security Agreement be amended in its entirety to, among other things (i) amend and reduce the existing revolving credit facility into two separate revolving credit facilities in an aggregate principal amount of $11,000,000, (ii) permit the repayment of existing indebtedness owing to Equitable in the amount of $5,000,000, (iii) provide for an additional term loan facility in an aggregate principal amount of $15,000,000, (iv) have Foothill appointed as Administrative Agent for the Lenders, and (v) have Ableco appointed as Collateral Agent for the Lenders;

        WHEREAS, the proceeds of the revolving loans made under the revolving credit facilities and the term loan made under the term loan facility shall be used to (i) pay the Special Dividend (as hereinafter defined) to the shareholders of the Borrower and certain other amounts due them as permitted by this Agreement, (ii) to repay any amounts outstanding, if any, under the existing revolving credit facility, (iii) for general working capital and general corporate purposes of the Borrower, and (iv) to pay fees and expenses related to this Agreement; and

        WHEREAS, subject to the foregoing, the Agents and the Lenders are willing to so amend and restate the Existing Loan and Security Agreement in accordance with the terms and conditions hereof; it being understood that no repayment of the outstanding amounts payable under the Existing Loan and Security Agreement as of the effective date of this Agreement is being effected hereby;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Loan and Security Agreement in its entirety as follows:

1.	DEFINITIONS AND CONSTRUCTION.

    1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

        “A Advances” has the meaning set forth in Section 2.1.

        “Ableco” shall mean Ableco Finance LLC, a Delaware limited liability company.

        “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

        “Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

        “Additional Documents” has the meaning set forth in Section 4.4.

        “Adjusted Letter of Credit Usage” means, as of the date of determination, the sum of (a) 100% of the undrawn amount of all outstanding Letters of Credit, plus (b) 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

        “Adjusted Revolver A Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding A Advances, plus (b) the then extant amount of the Adjusted Letter of Credit Usage.

        “Administrative Agent” means Foothill, solely in its capacity as administrative agent for the Lenders hereunder, and any successor thereto.

        “Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Borrower shall make all payments to Administrative Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Administrative Agent under this Agreement and the other Loan Documents; unless and until Administrative Agent notifies Borrower and the Lender Group to the contrary, Administrative Agent’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Administrative Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

        “Advances” means A Advances and B Advances.

        “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person provided that, for purpose of this Agreement, the Lenders and their Affiliates shall not be Affiliates of the Borrower.

        “Agent Advances” has the meaning set forth in Section 2.3(e)(i).

        “Agents-Related Persons” means Agents together with their Affiliates, officers, directors, employees, and agents.

        “Agreement” has the meaning set forth in the preamble hereto.

        “Assignee” has the meaning set forth in Section 14.1.

        “Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement in the form of Exhibit A-1 or any other form acceptable to the Collateral Agent.

        “Authorized Person” means any officer or other employee of Borrower.

        “Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as A Advances under Section 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

        “B Advances” has the meaning set forth in Section 2.1.

        “Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

        “Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

        “Base Rate” means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

        “Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

        “Base Rate Margin” means one (1%) percentage point.

        “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

        “Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board.

        “Books” means Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

        “Borrower” has the meaning set forth in the preamble to this Agreement.

        “Borrower Collateral” means all now owned or hereafter acquired assets of the Borrower, including all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

        (a)        Accounts,

        (b)        Books,

        (c)        Equipment,

        (d)        General Intangibles (including Borrower’s rights under any Ocean Spray Documents),

        (e)        Inventory,

        (f)        Investment Property,

        (g)        Negotiable Collateral,

        (h)        Real Property Collateral,

        (i)        Farm Products,

        (j)        money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

        (k)        the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof;

notwithstanding anything to the contrary set forth in this definition of Borrower Collateral, Borrower Collateral shall not include:

(i) the Excluded Collateral, or

(ii) any rights or interests in (a) any property subject to clause (e) of the definition of “Permitted Liens” or (b) any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if, in the case of both clause (a) and (b) above, under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided,that, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (B) so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to the proceeds thereof, including, without limitation, monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).

        “Borrowing” means a borrowing hereunder consisting of Advances (or term loan, in the case of the Term Loan) made on the same day by the Lenders (or Administrative Agent on behalf thereof) or by Swing Lender in the case of a Swing Loan, or by an Agent in the case of an Agent Advance.

        “Borrowing Base” has the meaning set forth in Section 2.1.

        “Borrowing Base Certificate” means an electronic report reasonably acceptable to the Administrative Agent, consistent with the definition of the term Borrowing Base and in a form substantially similar (but consistent with the definition of Borrowing Base as in effect from time to time) to the form that has been delivered by Borrower in the past to Administrative Agent.

        “Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

        “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

        “Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

        “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

        “Cash Management Bank” has the meaning set forth in Section 2.7(a).

        “Cash Management Account” has the meaning set forth in Section 2.7(a).

        “Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Administrative Agent, each of which is among Borrower, Administrative Agent, and one of the Cash Management Banks.

        “Change of Control” means (a) Sun Capital Partners II LP shall cease to be the managing member of Sun Northland, LLC, or (b) Sun Northland, LLC shall cease to own and control, beneficially and of record more than 50.1% or more of the Stock of the Borrower, or (c) Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date, subject to the rights of Borrower under Section 7.3(b) to cause certain mergers, dissolutions or other actions with respect to Borrower’s Subsidiaries; provided, that the sale of the Stock of W.S.C. Water Management Corp. in connection with the sale of the bogs pursuant to the Ocean Spray Option Agreement shall not be deemed to be a “Change of Control”.

        “Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

        “Closing Date Business Plan” means the set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agents.

        “Code” means the New York Uniform Commercial Code, as in effect from time to time.

        “Collateral” means Borrower Collateral and any other collateral granted by any Loan Party pursuant to any Loan Document.

        “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment, Inventory or Books constituting Collateral, in each case, in form and substance satisfactory to Agents and includes, without limitation, the Consent.

        “Collateral Agent” means Ableco, solely in its capacity as collateral agent for the Lenders hereunder, and any successor thereto.

        “Collateral Agent’s Liens” means the Liens granted by Borrower to Collateral Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

        “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds and amounts paid to Borrower pursuant to the Ocean Spray Escrow Agreement) of Borrower.

        “Commitment” means, with respect to each Lender, its Revolver A Commitment, its Revolver B Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver A Commitments, their Revolver B Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agents.

        “Concentrate Cash Cost” means, per gallon, (A) the sum of (i) Ocean Spray’s lowest base pool price for raw cranberries for the immediately preceding harvest, plus (ii) $3.00, plus (iii) Borrower’s per barrel cost (as determined by Administrative Agent) of hauling and storage of such frozen cranberries prior to conversion to concentrate, divided by 1.5 (or such other factor as Administrative Agent determines to be appropriate) plus (B) the per gallon cost (as determined by Administrative Agent), to convert frozen cranberries into such concentrate, including labor, overhead, manufacturing costs and depreciation, and shall exclude, without limitation, all hauling and storage after conversion into concentrate.

        “Consent” has the meaning set forth in Section 17.10.

        “Consolidated Net Income” means, with respect to Borrower for any period, the net income (loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication): (a) non-cash gains and losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Borrower and its Subsidiaries and (b) any other extraordinary or non-recurring non-cash gains and losses of Borrower and its Subsidiaries.

        “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

        “Control Agreement” means a control agreement, in form and substance satisfactory to Agents, executed and delivered by Borrower, Agents, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

        “Cranberry Concentrate Value” shall mean the Eligible Inventory of Borrower consisting of gallons of cranberry concentrate that is not in the possession of Ocean Spray in accordance with the Toll Processing Agreement, up to a maximum of (i) 275,000 gallons at any time prior to January 31, 2005, (ii) 245,000 gallons for the period between February 1, 2005 and February 28, 2005, (iii) 215,000 gallons for the period between March 1, 2005 and March 31, 2005, (iv) 185,000 gallons for the period between April 1, 2005 and April 30, 2005, (v) 155,000 gallons for the period between May 1, 2005 and May 31, 2005, (vi) 95,000 gallons for the period between June 1, 2005 and June 30, 2005, (vii) 72,000 gallons for the period between July 1, 2005 and July 31, 2005, and (viii) 40,000 gallons at all times thereafter, multiplied, per gallon, by the lesser of (a) the lowest sales price per gallon for Borrower’s sales of cranberry concentrate in the immediately preceding three (3) months, and (b) the per gallon Concentrate Cash Cost of such cranberry concentrate, in each case as determined by Administrative Agent.

        “Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

        “DDA” means any checking or other demand deposit account maintained by Borrower.

        “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

        “Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

        “Defaulting Lender Rate” means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances (inclusive of the Base Rate Margin applicable thereto).

        “Designated Account” means account number 754771517 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated as such, in writing, by Borrower to Administrative Agent.

        “Designated Account Bank” means U.S. Bank, whose office is located at Milwaukee, Wisconsin, and whose ABA number is 075000022.

        “Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior ninety (90) days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrower’s Collections with respect to Accounts during such period (excluding extraordinary items) plus the Dollar amount of clause (a).

        “Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

        “Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agents regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agents.

        “Dollars”or “$” means United States dollars.

        “EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries consolidated net earnings (or loss), minus (i) extraordinary gains and interest income, plus (ii) interest expense, income taxes, non-cash nonrecurring, unusual or extraordinary losses, depreciation and amortization for such period, as determined in accordance with GAAP, bonus payments made to management of the Borrower in an aggregate amount not to exceed $1,250,000 during the term of this Agreement, management fees paid or accrued to Sun Capital, provided that (A) the aggregate amount of management fees paid to Sun Capital in respect of any fiscal year shall in no event exceed the lesser of $1,000,000 and the aggregate amount permitted to be paid pursuant to Section 7.14(iii) and (B) the aggregate amount accruing in respect of any fiscal year shall in no event exceed $1,000,000, and any payments on any warrants issued by Borrower, in each case set forth in this clause (ii) to the extent that such payments were deducted in calculating consolidated net earnings in accordance with GAAP.

        “Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower. Eligible Accounts shall not include the following:

        (a)        Accounts that the Account Debtor has failed to pay within the lesser of (A) (i) if such Account Debtor is Ocean Spray, 15 days of original invoice date and (ii) for any other Account Debtor, 90 days of original invoice date and (B) 60 days of the due date.

        (b)        Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

        (c)        Accounts with respect to which the Account Debtor is an employee, Affiliate, or Administrative Agent of Borrower,

        (d)        Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

        (e)        Accounts that are not payable in Dollars,

        (f)        Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (1) the Account is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Administrative Agent,

        (g)        Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 U.S.C. § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which Borrower has complied to Administrative Agent’s satisfaction) provided that Section (g) shall not apply to Accounts which are otherwise Eligible Accounts and do not exceed $500,000 in the aggregate at any time.

        (h)        Accounts with respect to which the Account Debtor is a creditor of Borrower (other than Accounts for which Ocean Spray is the Account Debtor), has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

        (i)        Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts (except, in the case of Ocean Spray and Walmart Stores, Inc., obligations owing to Borrower which, in the case of Walmart Stores, Inc. and any of its affiliates in the business of retailing exceed 30%, in the aggregate, of all Eligible Accounts and in the case of Ocean Spray shall not be limited), to the extent of the obligations owing by such Account Debtor in excess of such percentage,

        (j)        Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

        (k)        Accounts with respect to which the Account Debtor is located in the states of New Jersey or Minnesota (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey or Minnesota, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

        (l)        Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

        (m)        Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien except as otherwise expressly permitted under Section (g) above,

        (n)        Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

        (o)        Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

        “Eligible Inventory” means Inventory consisting of first quality goods held for sale in the ordinary course of Borrower’s business located at one of Borrower’s business locations set forth on Schedule E-1 (or in transit between any such locations) or in the possession or control of Ocean Spray, that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower in the Loan Documents and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date. Borrower may revise Schedule E-1, in a manner reasonably acceptable to Administrative Agent, upon not less than twenty (20) days advance written notice to Administrative Agent. In determining the amount to be so included, Inventory shall be valued at the lower of cost (subject to the other terms and provisions of this Agreement with respect to calculation of cost) or market on a basis consistent with Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

        (a)        Borrower does not have good, valid, and marketable title thereto,

        (b)        it is not located at one of the locations in the United States set forth on Schedule E-1 (or in transit between any such locations) or it is not in the possession or control of Ocean Spray,

        (c)        it is located on real property leased by Borrower, in the possession or control of Ocean Spray, or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or other third party, as the case may be, and, except Inventory in the possession or control of Ocean Spray, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

        (d)        it is not subject to a valid and perfected first priority Collateral Agent’s Lien except Inventory that is subject to a valid and perfected Lien in favor of the Collateral Agent and that is in the possession or control of Ocean Spray located on real property leased by Ocean Spray or in a contract warehouse that is subject to a prior perfected Lien in favor of the lessor or warehouseman with respect to such Inventory under applicable law shall be included,

        (e)        it consists of goods returned or rejected by Borrower’s customers, or

        (f)        it consists of goods that are obsolete or slow moving (which with respect to goods consisting of concentrate shall be goods held by Borrower for three (3) years or more, with respect to goods consisting of frozen berries shall be goods held by Borrower for eighteen (18) months or more, and with respect to goods consisting of finished goods other than concentrate shall be goods held by Borrower for fifteen (15) months or more), restrictive or custom items, work-in-process or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

        “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date or any fund, money market account, investment account or other account managed by a Lender or an Affiliate of a Lender (“Related Fund”), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Collateral Agent and Borrower, and (f) during the continuation of an Event of Default, any other Person approved by Collateral Agent; provided, however, that Ocean Spray shall not be an Eligible Transferee.

        “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

        “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, legally binding and enforceable guideline, legally binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C., §2601 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

        “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

        “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

        “Equipment” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

        “Equitable Intercreditor Agreement” means the Intercreditor Agreement dated as of November 6, 2001 by and between Administrative Agent and Equitable, as amended.

        “Equitable” means The Equitable Life Assurance Society of the United States and its successors and assigns.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

        “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

        “Event of Default” has the meaning set forth in Section 8.

        “Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Administrative Agent in its Permitted Discretion.

        “Excess Cash Flow” means, for any fiscal period of Borrower, without duplication, (i) Consolidated Net Income for such period, plus (ii) all non-cash charges of Borrower and its Subsidiaries deducted in arriving at Consolidated Net Income for such period, less (iii) all non-cash credits of Borrower and its Subsidiaries included in arriving at Consolidated Net Income for such period, less (iv) all scheduled and mandatory cash principal payments on the Advances and the Term Loan made during such period (but, in the case of the Advances, only to the extent that the Revolver A Commitment or the Revolver B Commitment, as applicable, is permanently reduced by the amount of such payments), and all scheduled and mandatory cash principal payments on other Indebtedness of Borrower and its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, less (v) the cash portion of Capital Expenditures made by Borrower and its Subsidiaries during such period to the extent permitted to be made under this Agreement, less (vi) any cash gain included in Consolidated Net Income which is attributable to the Ocean Spray Documents or any related transactions and which is used to fund a portion of the Special Dividend, and less (vii) other distributions paid in cash during such period to the extent permitted under Section 7.11.

        “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

        “Excluded Collateral” means the real and personal property of Borrower set forth on Schedule 4.1 hereto.

        “Extraordinary Receipts” means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, provided that such proceeds shall not include proceeds of insurance with respect to Accounts or Inventory, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (in each case, other than in connection with an account arising out of the sale of goods or rendition of services) net of (a) any out-of-pocket costs, charges, fees and expenses that were incurred by the Borrower or any of its Subsidiaries in the course of procuring any such judgment, settlement or other consideration and (b) any proceeds, settlement or consideration received by the Borrower or any Subsidiary which are in compensation for such Borrower’s or Subsidiaries’ actual out of pocket losses and expenses, and (v) condemnation awards (and payments in lieu thereof).

        “Farm Products” means all of Borrower’s now owned or hereafter existing or acquired farm products of every kind and nature, including without limitation, crops, livestock and supplies used or produced in farming operations, and products of crops or livestock, wherever located.

        “Farm Products Sellers” shall mean, individually and collectively, sellers or suppliers to Borrower of any farm product (as such term is defined in both the Food Security Act and the Code) and including any perishable agricultural commodity (as defined in PACA).

        “FEIN”means Federal Employer Identification Number.

        “Food Security Act” shall mean the Food Security Act of 1984, 7 U.S.C. Section 1631 et seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

        “Food Security Act Notices” shall have the meaning set forth in Section 5.21.

        “Foothill” means Wells Fargo Foothill, Inc., a California corporation.

        “Funding Date” means the date on which a Borrowing occurs.

        “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

        “General Intangibles” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights (including all rights of the Borrower under the Ocean Spray Documents), rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

        “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

        “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

        “Guarantor” and “Guarantors” means, individually and collectively, NCI Foods, LLC, Wildhawk, Inc., and Northland Insurance Center, Inc.

        “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

        “Indebtedness” means (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations of Borrower for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of Borrower’s business and repayable in accordance with customary trade practices), and (f) any obligation of Borrower guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any obligation of any other Person.

        “Indemnified Liabilities” has the meaning set forth in Section 11.3.

        “Indemnified Person” has the meaning set forth in Section 11.3.

        “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

        “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

        “Interest Expense” means, for any period, the aggregate amount of the interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

        “Inventory” means all Borrower’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s business.

        “Inventory Reserves” means reserves (determined from time to time by Administrative Agent in its Permitted Discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible In-Transit Inventory by Borrower, plus (b)the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower.

        “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        “Investment Property” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof.

        “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

        “Issuing Lender” means Foothill or any other Lender that, at the request of Borrower and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

        “L/C” has the meaning set forth in Section 2.12(a).

        “L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

        “L/C Undertaking” has the meaning set forth in Section 2.12(a).

        “Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

        “Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agents.

        “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) fees or charges paid or incurred by Lender Group in connection with the Lender Group’s transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Administrative Agent in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Administrative Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender Group related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower hereunder or any guarantor of the Obligations, (h) Agents’ and each Lender’s reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agents’ and each Lender’s reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

        “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

        “Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

        “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

        “LIBOR Deadline” has the meaning set forth in Section 2.16(b)(i).

        “LIBOR Notice” means a written notice in the form of Exhibit L-1.

        “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        “LIBOR Rate Loan” means each portion of the B Advances and the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

        “LIBOR Rate Term Loan Margin” means seven (7) percentage points.

        “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

        “Liquidating Assets” shall mean the assets of Borrower listed on the attached Schedule 1.1, as in effect on the Closing Date.

        “Loan Account” has the meaning set forth in Section 2.10.

        “Loan Documents” means this Agreement, the Cash Management Agreements, the Control Agreements, the Disbursement Letter, the WFF Fee Note, the Letters of Credit, the Mortgages, the Officers’ Certificate, the Stock Pledge Agreement, the Subsidiary Documents, the Trademark Security Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower, any Guarantor and the Lender Group in connection with this Agreement or the Existing Loan and Security Agreement.

        “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) a material impairment of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon Collateral with an aggregate fair market value of more than $1,000,000, or (c) a material impairment of the enforceability or priority of the Collateral Agent’s Liens with respect to Collateral (except for Inventory subject to a valid and perfected Lien in favor of the Collateral Agent in the possession or control of Ocean Spray that is located on real property leased by Ocean Spray or in a contract warehouse that is subject to a prior perfected Lien in favor of the lessor or warehouseman with respect to such Inventory under applicable law), with an aggregate fair market value of more than $1,000,000, as a result of an action or failure to act on the part of Borrower.

        “Material Subsidiary” shall mean any Subsidiary of Borrower, excluding W.S.C. Water Management Corp., which owns assets with a value equal to 5% or more of the value of the Borrower’s assets, or which owns General Intangibles or other property necessary or material to the Borrower’s conduct of its business.

        “Maturity Date” has the meaning set forth in Section 3.4.

        “Maximum Credit Line” means $26,000,000.

        “Maximum Revolver A Amount” means $6,000,000; provided that while the WFF Fee Note remains outstanding, the Maximum Revolver A Amount shall be reduced by the outstanding principal amount of the WFF Fee Note.

        “Maximum Revolver B Amount” means $5,000,000

        “Mitigation Bank” means the property owned by the Borrower in Wood County, Wisconsin and recognized as a wetlands mitigation banking site.

        “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower in favor of Collateral Agent, for the benefit of the Lender Group, in form and substance reasonably satisfactory to Collateral Agent, that encumber the Real Property Collateral and the related improvements thereto.

        “Motor Vehicles” means motor vehicles for which the title to such motor vehicles is governed by a certificate of title or ownership.

        “Negotiable Collateral” means all of Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

        “Net Cash Proceeds” means, (i) with respect to any Permitted Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 5.2 on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Permitted Disposition (other than Indebtedness under this Agreement), (B) reasonable fees, costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes and real estate taxes to be paid in connection with such Permitted Disposition (after taking into account any tax credits or deductions) and (ii) with respect to the sale or issuance by any Person or any of its Subsidiaries of any shares of its capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable fees, costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

        “Net Liquidation Percentage” means the percentage of the book value of Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, such percentage to be as determined from time to time by a qualified appraisal company selected by Administrative Agent.

        “Obligations” means all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

        “Ocean Spray” means Ocean Spray Cranberries, Inc., a Delaware corporation, and its successors.

        “Ocean Spray Documents” means the Ocean Spray Escrow Agreement, Ocean Spray Option Agreement, Ocean Spray Purchase Agreement and the Ocean Spray Toll Processing Agreement, each as may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 7.8(c).

        “Ocean Spray Escrow Agreement” means the escrow agreement entered into as of September 23, 2004, by and among Ocean Spray, Borrower and Wells Fargo.

        “Ocean Spray Option Agreement” means the option agreement entered into as of September 23, 2004, by and between Ocean Spray and Borrower.

        “Ocean Spray Purchase Agreement” means the asset purchase agreement made and entered into as of September 23, 2004, by and between Ocean Spray and Borrower.

        “Ocean Spray Toll Processing Agreement” means the toll processing agreement entered into as of September 23, 2004, by and between Ocean Spray and Borrower.

        “Officers’ Certificate” means the representations and warranties of officers form submitted by Collateral Agent to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Collateral Agent.

        “Originating Lender” has the meaning set forth in Section 14.1(d).

        “Overadvance” has the meaning set forth in Section 2.5.

        “PACA” shall mean the Perishable Agricultural Commodities Act of 1930, as amended, 7 U.S.C. Section 499a et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        “Participant” has the meaning set forth in Section 14.1(d).

        “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

        “Permitted Dispositions” means (a) sales or other dispositions, including trade-ins in the ordinary course of business, by Borrower of Equipment that is no longer used or useful in the conduct of Borrower’s business, with a fair market value not to exceed $250,000 in each year, or substantially worn, damaged, or obsolete in the ordinary course of Borrower’s business, (b) sales by Borrower of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of Borrower’s business, (e) the sale or other disposition by Borrower of the Liquidating Assets, (f) sales or dispositions of property pursuant to the Ocean Spray Option Agreement, provided that the purchase price for all property sold thereunder shall be the purchase price provided for in the Ocean Spray Option Agreement as in effect on the date hereof and (g) sales or dispositions of wetland credits from the Mitigation Bank.

        “Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Stock of Subsidiaries, (e) Stock of Beaver Creek Cranberry Growers Assoc., Inc., and (f) a loan in the original principal amount of $800,000 to Teske Rayala Cranberry Co., a Wisconsin Limited Partnership.

        “Permitted Liens” means (a) Liens held by Collateral Agent for the benefit of Agents and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, processors, carriers, mechanics, materialmen, laborers, wage claimants, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business of Borrower, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to Real Property Collateral, other than Liens for unpaid and delinquent taxes or Liens securing Indebtedness for borrowed money, any Liens, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrower, (l) with respect to any Real Property that is not part of the Real Property Collateral, Liens, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrower, (m) Liens or Trust Claims on Borrower’s Inventory or other assets, in favor of any Farm Product Seller, whether or not such Liens or claims are inchoate or are fully perfected (with respect to perfected liens, to the extent Administrative Agent has established and maintains a Reserve with respect thereto) and payable, arising from any federal or state statute, including, without limitation, PACA, the Food Security Act, the Oregon Agricultural Produce Lien or Agricultural Services Lien statutes, (O.R.S. §87.700, et seq.), the Wisconsin Agricultural Lien statute (W.S.A. §409.109, et seq.), or otherwise arising by operation of law, and (n) Liens arising by operation of law in favor of Ocean Spray, incurred in the ordinary course of business of Borrower in connection with processing of Inventory performed by Ocean Spray, so long as such Liens (i) are not in connection with the borrowing of money, (ii) are for sums not yet delinquent, or are being promptly and diligently contested with an appropriate reserve established on Borrower’s books and, with no impairment of the enforceability, validity or priority of any of the Collateral Agent’s Liens, and (iii) are subject of a Collateral Access Agreement or of an assignment of rights and remedies and processor acknowledgment, in form and substance satisfactory to Collateral Agent and Lenders.

        “Permitted Protest” means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (c) Collateral Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Collateral Agent’s Liens.

        “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

        “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

        “Personal Property Collateral” means all Collateral other than Real Property.

        “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

        “Pro Rata Share” means:

        (a)        with respect to a Lender’s obligation to make A Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver A Commitment, by (ii) the aggregate Revolver A Commitments of all Lenders,

        (b)        with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver A Commitment, by (ii) the aggregate Revolver A Commitments of all Lenders,

        (c)        with respect to a Lender’s obligation to make B Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver B Commitment, by (ii) the aggregate Revolver B Commitments of all Lenders,

        (d)        with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term Loan Commitments, and

        (e)        with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Total Commitment, by (ii) the aggregate amount of Total Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

        “PSA” shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

        “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.

        “Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower.

        “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

        “Register” has the meaning set forth in Section 14.1(g).

        “Registered Loan” has the meaning set forth in Section 2.14.

        “Registered Note” has the meaning set forth in Section 2.14.

        “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a release or threatened release of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 U.S.C. §9601.

        “Report” has the meaning set forth in Section 16.17.

        “Required Availability” means Excess Availability and unrestricted cash and Cash Equivalents in an aggregate amount of not less than $5,000,000.

        “Required Lenders” means, at any time, Lenders whose Pro Rata Shares (calculated under clauses (c) and (d) of the definition thereof) aggregate 66-2/3% of the sum of (i) the Term Loan Commitment (or, if the Term Loan Commitment has been terminated irrevocably, the Term Loan Commitment in effect immediately prior to such termination) and (ii) the Revolver B Commitment (or, if the Revolver B Commitment has been terminated irrevocably, the Revolver B Commitment in effect immediately prior to such termination), provided that, notwithstanding anything to the contrary (x) solely for purpose of determining Required Lenders, the Term Loan Commitment and Revolver B Commitment, if any, held by Sun Capital and its Affiliates shall be excluded and (y) if at any time Sun Capital and its Affiliates hold all of the Term Loan Commitment and Revolver B Commitment, the Required Revolver A Lenders shall constitute Required Lenders.

        “Required Revolver A Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (a) of the definition of Pro Rata Shares) equal or exceed 66-2/3%.

        “Reserves” means, with respect to the Borrowing Base (a) the Inventory Reserves, (b) the Supplemental Reserve, and (c) such other reserves against Eligible Accounts, Eligible Inventory or Availability that Administrative Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, (i) Reserves established to ensure the payment of accrued Indebtedness or other charges Borrower is obligated to pay and discharge pursuant to this Agreement, shall be deemed to be a reasonable exercise of Administrative Agent’s credit judgment and (ii) Administrative Agent shall have the right at all times to establish a reserve, and to increase and decrease such reserve from time to time, in respect of any or all amounts owed, or which may under any contingency be owed, by Borrower to any Farm Products Sellers, any wage claimants or other Person, including, without limitation, 65% of any amounts owed to a third party grower, which amounts are or may be secured by any of the Collateral, or if Administrative Agent believes in good faith such reserve is or may be necessary to protect it against statutory or common law Liens or trust fund claims or other Liens in favor of any Farm Products Sellers or any agent to any Farm Product Sellers or any other Person with a security interest in the assets of such supplier or seller or any category of Indebtedness or other obligation or liability owed to a third party, the payment of which is or may be secured by a statutory or common law Lien or entitled to the benefit of a trust or other Lien upon any of the assets and properties of Borrower.

        “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

        “Revolver A Commitment” means, with respect to each Lender, its Revolver A Commitment, and, with respect to all Lenders, their Revolver A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        “Revolver A Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding A Advances, plus (b) the then extant amount of the Letter of Credit Usage.

        “Revolver B Commitment” means, with respect to each Lender, its Revolver B Commitment, and, with respect to all Lenders, their Revolver B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        “Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

        “SEC” means the United States Securities and Exchange Commission and any successor thereto.

        “Securities Account” means a “securities account” as that term is defined in the Code.

        “Settlement” has the meaning set forth in Section 2.3(e)(i).

        “Settlement Date” has the meaning set forth in Section 2.3(e)(i).

        “Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

        “Special Dividend” means (a) the one-time dividend to shareholders, (b) bonus payments made to management, and (c) payments on any warrant issued by Borrower, all in an aggregate amount not to exceed $33 million and made within 20 days of the Closing Date, using the proceeds of the B Advances made on the Closing Date, the Term Loan and cash of Borrower in the amount of approximately $13 million.

        “Special Asset-Sale Dividend” has the meaning set forth in Section 7.11.

        “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

        “Stock Pledge Agreement” means a stock pledge agreement, in form and substance satisfactory to each Agent, executed and delivered by Borrower to Collateral Agent with respect to the pledge of the Stock owned by Borrower.

        “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

        “Subsidiary Documents” means the Guarantee, Trademark Security Agreement and General Security Agreement by each Guarantor with or in favor of Collateral Agent and any other agreement entered into, now or in the future, by any Guarantor and the Lender Group in connection with this Agreement or the Existing Loan and Security Agreement.

        “Sun Capital” shall mean Sun Capital Partners Management, LLC.

        “Sun Capital Management Agreement” shall mean the Management Services Agreement dated as of November 5, 2001 between Sun Capital and Borrower, as in effect on the Closing Date.

        “Supplemental Reserve” means the reserve established on the Closing Date in the amount of $2,500,000, provided that, after the Closing Date, the Supplemental Reserve shall be reduced to the outstanding principal amount of the WFF Fee Note in the event of any reduction of such principal amount.

        “Swing Lender” means Foothill or any other Lender that, at the request of Borrower and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

        “Swing Loan” has the meaning set forth in Section 2.3(d)(i).

        “Taxes” has the meaning set forth in Section 16.11.

        “Term Loan” has the meaning set forth in Section 2.2.

        “Term Loan Amount” means $15,000,000.

        “Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        “Toll Processing Concentrate Value” shall mean for any period (a) (i) the Eligible Inventory of the Borrower in the possession or control of Ocean Spray pursuant to the Ocean Spray Toll Processing Agreement (the sum of the number of paid weight barrels of frozen cranberries as reported by Ocean Spray on a monthly basis multiplied by 1.66 pursuant to paragraph 3 of the Toll Processing Agreement), multiplied, per gallon, by (ii) the average price per gallon (adjusted for international sales to not include freight and duty expenses) at which Ocean Spray or its Affiliates sold cranberry concentrate to third-party buyers (excluding sales for that concentrate which is used for the manufacture of Ocean Spray branded products) in arms length transactions of 50 Brix cranberry concentrate during the most recent six-month period, minus (b) the aggregate fees payable by the Borrower for Ocean Spray’s processing services as set forth in Exhibit 4 to the Ocean Spray Toll Processing Agreement for such period.

        “Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        “Trademark Security Agreement” means a Trademark Security Agreement executed and delivered by Borrower and Collateral Agent, the form and substance of which is satisfactory to Collateral Agent.

        “Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

        “Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

        “Voidable Transfer” has the meaning set forth in Section 17.7.

        “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

        “WFF Fee Note” means the Fee Note in the original principal amount of $2,500,000, payable by Borrower to Foothill.

    1.2.     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

    1.3.     Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

    1.4.     Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

    1.5.     Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

    2.1.     Revolver Advances.

        (a)        Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver A Commitment agrees (severally, not jointly or jointly and severally) to make advances (“A Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of:

(i) the Maximum Revolver A Amount less the Letter of Credit Usage or

(ii) the Borrowing Base, less the Letter of Credit Usage, less the aggregate amount of the Reserves. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of:

                 (A)  the lesser of:

(1) 85% of the Dollar amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and

(2) a Dollar amount equal to Borrower’s Collections with respect to Accounts for the immediately preceding 60 day period, plus

                 (B)  the lesser of (x) sixty-five percent (65%) of the Cranberry Concentrate Value, (y) $1,000,000, and (z) eighty percent (80%) of the net recovery liquidation value of Eligible Inventory consisting of such cranberry concentrate plus

                 (C)  sixty-five percent (65%) of the Toll Processing Concentrate Value, plus

                 (D)  the lesser of (x) sixty-five percent (65%) of the cost of Eligible Inventory consisting of other finished goods and other raw materials and (y) eighty percent (80%) of the net recovery liquidation value of Eligible Inventory consisting of such other finished goods and other raw materials as determined by appraisers acceptable to Administrative Agent, provided that raw materials shall only be included if the Administrative Agent has received on or after the Closing Date an appraisal in form and substance satisfactory to the Administrative Agent of such raw materials by an appraiser acceptable to the Administrative Agent, less

                 (E)  the aggregate amount of the Reserves, if any, including those established by Administrative Agent under Section 2.1(c).

Notwithstanding anything to the contrary, A Advances will only be made if at the time of such A Advances no B Advances are available to be made under paragraph (b) of this Section 2.1.

        (b)        Subject to the terms and conditions of this Agreement, each Lender with a Revolver B Commitment agrees (severally, not jointly or jointly and severally) to make advances (“B Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Maximum Revolver B Amount.

        (c)        Anything to the contrary in this Section 2.1 notwithstanding, in addition to the Reserves, Administrative Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any Lien of Ocean Spray described in clause (n) of the definition of the term Permitted Liens or any other existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Collateral Agent’s Liens), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to the Collateral Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Administrative Agent shall have the right to have the Inventory reappraised by a qualified appraisal company selected by Administrative Agent from time to time after the Closing Date for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base.

        (d)        The Lenders with Revolver A Commitments shall have no obligation to make additional A Advances hereunder to the extent such additional A Advances would cause the Revolver A Usage to exceed the Maximum Revolver A Amount. The Lenders with Revolver B Commitments shall have no obligation to make additional B Advances hereunder to the extent such additional B Advances would cause the aggregate outstanding B Advances to exceed the Maximum Revolver B Amount.

        (e)        Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, including the last sentence of paragraph (a) of this Section 2.1, reborrowed at any time during the term of this Agreement, provided that, except as otherwise provided in Section 2.4(d), all A Advances must be repaid in full before any B Advances are repaid.

    2.2.     Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The Term Loan shall be repaid in an amount of (i) $2,000,000 on March 1, 2005, (ii) $2,000,000 on June 1, 2005, and (iii) $1,000,000 on the first day of each subsequent fiscal quarter, commencing on September 1, 2005. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. Optional prepayments of principal of the Term Loan shall not be permitted at any time that B Advances are outstanding. Any optional prepayments shall be apportioned (i) while no Event of Default has occurred and is continuing, to the remaining scheduled Term Loan payments in the inverse order of maturity and (ii) if a Default or Event of Default has occurred and is continuing, in accordance with Section 2.4(b). All amounts outstanding under the Term Loan shall constitute Obligations. Any principal amount of the Term Loan repaid may not be reborrowed.

    2.3.     Borrowing Procedures and Settlements.

        (a)        Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Administrative Agent (which notice must be received by Administrative Agent no later than (i) 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an A Advance and (ii) 10:00 a.m. (California time) on 2 Business Days prior to the date that is the requested Funding Date in the case of a request for a B Advance or the Term Loan specifying the amount of such Borrowing and whether such Borrowing is an A Advance, B Advance or Term Loan, and the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for a Swing Loan in an amount of $3,000,000, or less, such notice will be timely received if it is received by Administrative Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Administrative Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

        (b)        Administrative Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Administrative Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Administrative Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

        (c)        Making of Advances.

(i) In the event that Administrative Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Administrative Agent shall notify, in the case of an A Advance, the Revolving A Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto or, in the case of a B Advance, the Revolving B Lenders, two Business Days immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Administrative Agent’s receipt of the proceeds of such Advances (or the Term Loan, as applicable), upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Administrative Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to Borrower’s Designated Account; provided, however, that subject to the provisions of Section 2.3(i), Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loan) if Administrative Agent shall have actual knowledge or shall have received written notice from the Collateral Agent on the Business Day prior to the proposed Advance that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) in the case of an A Advance, the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Administrative Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agents, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Administrative Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agents or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to each Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; providedfurther, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

        (d)        Making of Swing Loans.

(i) In the event Administrative Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing of as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other A Advances or B Advances, as applicable, and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Administrative Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Administrative Agent has actual knowledge or shall have received written notice from the Collateral Agent on the Business Day prior to the proposed Advance that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) in the case of an A Advance the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan. Notwithstanding anything to the contrary, Swing Loans representing A Advances will only be made if at the time of such Swing Loans no B Advances are available to be made under paragraph (b) of Section 2.1. Notwithstanding the foregoing, without the consent of the Administrative Agent, which consent may be withheld by the Administrative Agent in its sole discretion, no Swing Loans shall be made under this Agreement.

(ii) The Swing Loans shall be secured by the Collateral Agent’s Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to other A Advances or B Advances, as applicable.

        (e)        Agent Advances.

(i) Each Agent hereby is authorized by Borrower and the Lenders, from time to time in such Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that such Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”); provided, that notwithstanding anything to the contrary contained in this Section 2.3(e), (x) the aggregate principal amount of Agent Advances outstanding at any one time, shall not exceed an amount equal to $3,000,000 and (y) the aggregate principal amount of Agent Advances made pursuant to this Section 2.3(e) by Administrative Agent shall not exceed at any time an amount equal to the lesser of (AA) 10% of the Borrowing Base then in effect and (BB) $600,000. Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to the applicable Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

(ii) The Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens granted to Collateral Agent under the Loan Documents, shall constitute Advances (an A Advance in the case of an Agent Advance made by the Administrative Agent and a B Advance in the case of an Agent Advance made by the Collateral Agent) and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances.

        (f)        Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agents, Swing Lender and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by any Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself and the Collateral Agent, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding A Advances, B Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the A Advances, B Advances, Swing Loans, and Agent Advances exceeds such Lender’s Pro Rata Share of the A Advances, B Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the A Advances, B Advances, Swing Loans, and Agent Advances, and (z) if a Lender’s balance of the A Advances, B Advances, Swing Loans, and Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the A Advances, B Advances, Swing Loans, and Agent Advances. Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender’s Pro Rata Share thereof, shall constitute A Advances or B Advances, as applicable, of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the A Advances, B Advances, Swing Loans, and Agent Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Administrative Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Administrative Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, any Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between any Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agents, or the Lenders, as applicable.

        (g)        Notation. Administrative Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender and Agent Advances owing to such Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

        (h)        Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

    2.4.     Payments.

        (a)        Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Administrative Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

        (b)        Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between any Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for any Agent’s separate account, after giving effect to any letter agreements between any Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Administrative Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Administrative Agent, shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to any Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Agents (for their separate accounts, after giving effect to any letter agreements between any Agent and individual Lenders) under the Loan Documents, until paid in full,

(D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between any Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full, provided that, if an Event of Default has occurred and is continuing, the priority of the payment of any fee payable to any Lender in respect of its Revolver B Commitment or Term Loan shall, unless the Required Revolver A Lenders agree in their sole discretion to forgo deferring such payment, be deferred to item “fourteenth” below,

(E) fifth, to pay interest due in respect of all Agent Advances, until paid in full,

(F) sixth, ratably to pay interest due in respect of the A Advances (other than Agent Advances) and the Swing Loans, until paid in full,

(G) seventh, so long as no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing and the Required Revolver A Lenders agree in their sole discretion, to pay interest due in respect of the B Advances and Term Loan, until paid in full (if an Event of Default has occurred and is continuing and the Required Revolver A Lenders do not agree to permit payment of interest on the Term Loan, the priority of the payment of interest on (i) the B Advances and Term Loan is deferred to item “fifteenth” below),

(H) eighth, to pay the principal of all Agent Advances, until paid in full,

(I) ninth, so long as no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing and the Required Revolver A Lenders agree in their sole discretion, to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan, until paid in full (if an Event of Default has occurred and is continuing, and the Required Revolver A Lenders do not agree to permit payment of principal amounts then due and payable on the Term Loan the priority of the payment of principal then due and payable with respect to the Term Loan is deferred to item “sixteenth” below),

(J) tenth, to pay the principal of all Swing Loans, until paid in full,

(K) eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all A Advances, until paid in full,

(L) twelfth, so long as no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing and the Required Revolver A Lenders agree in their sole discretion, to pay the principal of all B Advances, until paid in full (if an Event of Default has occurred and is continuing and the Required Revolver A Lenders do not agree to permit payment of principal on the B Advances, priority of the payment of principal with respect to the B Advances is deferred to item “sixteenth” below)

(M) thirteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all A Advances, until paid in full, (ii) to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver A Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(N) fourteenth, if an Event of Default has occurred and is continuing, to pay fees due in respect of the Revolver B Commitments and Term Loan, until paid in full,

(O) fifteenth, if an Event of Default has occurred and is continuing, to pay interest due in respect of the B Advances and Term Loan, until paid in full,

(P) sixteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the B Advances and Term Loan, until paid in full,

(Q) seventeenth, to pay any other Obligations until paid in full, and

(R) eighteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iii) In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of Section 2.4(b) (i) (other than clause (Q)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (Q), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

        (c)        Mandatory Prepayments.

(i) Within ten (10) days of delivery to Agents of the audited financial statements pursuant to Section 6.3(b), commencing with the delivery to Agents of the financial statements for the Fiscal Year ended August 31, 2005 or, if such financial statements are not delivered to Agents on the date such financial statements are required to be delivered pursuant to Section 6.3(b), ten (10) days after the date such statements are required to be delivered to Agents pursuant to Section 6.3(b), Borrower shall prepay the outstanding principal amount of the Term Loan in accordance with Section 2.4(d) below in an amount equal to 50% of the Excess Cash Flow of Borrower and its Subsidiaries for the Fiscal Year covered by such financial statements.

(ii) Immediately upon any sale or other disposition by Borrower or any of its Subsidiaries of property or assets after the date hereof, including sales or dispositions pursuant to Ocean Spray Option Agreement (other than sales or dispositions described in clause (a), (b), (c) and (d) of the definition of the term “Permitted Disposition”), Borrowers shall prepay, the outstanding principal amount of the Advances and the Term Loan and/or cash collateralize the Letters of Credit in accordance with Section 2.4(d) below in an amount equal to the difference between (A) 100% of the Net Cash Proceeds received by such Person in connection with such sale or other disposition and (B) the amount of any distribution made and permitted to be made pursuant to Section 7.11(ii) hereof. Nothing contained in this subsection (ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(iii) Upon the sale or issuance by Borrower or any of its Subsidiaries of any shares of its Stock (other than (A) the sale or issuance of shares of capital Stock of the Borrower to Sun Northland, LLC and (B) the issuance of Stock to management of the Borrower), Borrowers shall prepay, without duplication, the outstanding principal amount of the Advances and the Term Loan and/or cash collateralize the Letters of Credit in accordance with Section 2.4(d) below in an amount equal to 100% of the Net Cash Proceeds of such issuance of such Stock received by such Person in connection therewith. The provisions of this subsection (iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay, without duplication, the outstanding principal amount of the Advances and the Term Loan and/or cash collateralize the Letters of Credit in accordance with Section 2.4(d) below in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(v) Upon the receipt by Borrower or any of its Subsidiaries of any payments under the Ocean Spray Escrow Agreement, Borrowers shall prepay, without duplication, the outstanding principal amount of the Advances and the Term Loan and/or cash collateralize the Letters of Credit in accordance with Section 2.4(d) below in an amount equal to 100% of such amounts.

(vi) In the event that the aggregate amount of the cash and Permitted Investments (not including investments described in clauses (c), (d), (e) or (f) of such definition) of the Loan Parties and their Subsidiaries exceeds at any time $500,000, the Borrower shall prepay, without, duplication the outstanding principal amount of the Advances in accordance with Section 2.4(d) below in an amount equal to such excess.

        (d)        Application of Mandatory Prepayments. Each prepayment pursuant to subsections (c)(i), (ii), (iii), (iv), (v) and (vi) above shall in the absence of a continuing Event of Default be applied as follows:

(i) if the proceeds are from any event set forth in Section 2.4(c)(i), such proceeds shall be applied to the outstanding principal amount of the Term Loan until paid in full to be applied to the scheduled payments thereof in the inverse order of maturity;

(ii) subject to clause (iv) below, if the proceeds are from any sale or other disposition of any Accounts or Inventory or any insurance policy or condemnation award with respect to Accounts or Inventory, such proceeds shall be applied first, to the outstanding principal amount of the A Advances, until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, third, to the outstanding principal amount of the B Advances until paid in full, fourth, after giving effect to any application permitted under Section 6.7 and clause (X) below, to the outstanding principal amount of the Term Loan until paid in full, provided that, in the case of the payments to the Term Loan, such payments shall be applied to the scheduled payments thereof in the inverse order of maturity;

(iii) subject to clause (iv) below, if the proceeds (other than proceeds subject to a perfected Permitted Lien in favor of Equitable, which first shall be applied in accordance with the Equitable Intercreditor Agreement, or Wood County Bank, in either case, limited to the amount of proceeds that are required to be paid by Borrower to Equitable or Wood County Bank, respectively, or the amount required to be invested and invested) are from (A) the sale or other disposition of any other assets or any insurance policy or condemnation award of Borrower or any of their Subsidiaries, not described in clause (ii) above or (B) any event set forth in Section 2.4(c)(iii) or (c)(iv), such proceeds shall be applied, first, to the outstanding principal amount of the B Advances, and simultaneously with any such prepayment, the Revolver B Commitment shall be reduced on a dollar for dollar basis, second, to the outstanding principal amount of the Term Loan until paid in full, in the case of payments to the Term Loan, such payments to be applied to the scheduled payments thereof in the inverse order of maturity, third, to the outstanding principal amount of the A Advances, until paid in full, and fourth, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, until paid in full;

(iv) if the proceeds are from a sale or other disposition of all or substantially all of the assets or Stock of any Person or any insurance policy, which sale or other disposition or proceeds of insurance includes both (A) Accounts and Inventory, and (B) other assets, except as otherwise provided in Section 6.7 and clause (X) below, such proceeds shall be applied first, to the outstanding principal amount of the A Advances in an amount equal to the Revolver A Usage supported by such Accounts and Inventory determined using the advance rate under the Borrowing Base against such Accounts and Inventory (determined at the time of such sale or other disposition or event resulting in such insurance proceeds), second, to the outstanding principal amount of the B Advances, and simultaneously with any such prepayment, the Revolver B Commitment shall be reduced on a dollar for dollar basis, third, to the outstanding principal amount of the Term Loan until paid in full, in the case of payments to the Term Loan, such payments to be applied to the scheduled payments thereof in the inverse order of maturity, fourth to the outstanding principal amount of the A Advances, until paid in full, and fifth, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, until paid in full;

(v) if the proceeds are from any event set forth in Section 2.4(c)(v), such proceeds shall be applied, first, to the outstanding principal amount of the A Advances, until paid in full, second, to the outstanding principal amount of the B Advances until paid in full, and third, to outstanding principal amount of the Term Loan until paid in full, provided that, in the case of the payments to the Term Loan, such payments shall be applied to the scheduled payments thereof in the inverse order of maturity; and

(vi) if the proceeds are from any event set forth in Section 2.4(c)(vi), such proceeds shall be applied, first, to the outstanding principal amount of the A Advances, until paid in full, and second, to the outstanding principal amount of the B Advances until paid in full.

        Notwithstanding anything to the contrary contained herein:

        (X)        in connection with the receipt of Extraordinary Receipts from insurance or condemnation proceeds (other than proceeds subject to a perfected Permitted Lien in favor of Equitable, which first shall be applied in accordance with the Equitable Intercreditor Agreement, or Wood County Bank, in either case, limited to the amount of proceeds that are required to be paid by Borrower to Equitable or Wood County Bank, respectively or the amount required to be invested and invested), up to $500,000 in the aggregate in any fiscal year of the Extraordinary Receipts from such insurance or condemnation proceeds, received by Borrower or its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Advances and the Term Loan on such date to the extent such proceeds are used to replace, repair or restore fixed assets used in Borrower’s or any of its Subsidiary’s business, provided that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such proceeds of Extraordinary Receipts or the date such proceeds are to be released to Borrower or its Subsidiaries pursuant to this paragraph, (B) Borrower delivers a certificate to Agents within 30 days after the date of such loss, destruction or taking stating that such proceeds shall be used to replace, repair or restore any such properties or assets to be used in the Borrower’s or such Subsidiary’s business within a period specified in such certificate not to exceed 180 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended), and (C) such proceeds are deposited in an account subject to the sole dominion and control of the Collateral Agent and released by the Collateral Agent upon the written request of the Borrower to be used in accordance with the terms of this paragraph. If all or any portion of such proceeds not so applied to the prepayment of the Advances and the Term Loan is not used or contracted to be used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Advances and the Term Loan pursuant to the applicable subsection of Section 2.4(d) above on the last day of such specified period.

        (Y)        upon the occurrence and during the continuance of an Event of Default, each prepayment pursuant to Section 2.4(c) shall be applied in accordance with Section 2.4(b).

    2.5.     Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an “Overadvance”), Borrower immediately shall pay to Administrative Agent, in cash, the amount of such excess, which amount shall be used by Administrative Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

    2.6.     Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

        (a)       Interest Rates. Except as provided in clause (c) below, (i) all Obligations (except for undrawn Letters of Credit, the outstanding principal amount of the B Advances, and the outstanding principal amount of the Term Loan and all obligations with respect thereof) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin and (ii) the outstanding principal amount of the B Advances and Term Loan, and all Obligations with respect thereof, shall bear interest on the amount thereof outstanding from time to time at a per annum rate equal to (x) if the relevant principal amount or Obligation is a portion of the B Advances or Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Term Loan Margin, and (y) if the relevant principal amount or Obligation is a portion of the B Advances or Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus 4.25%.

        The foregoing notwithstanding, at no time shall any portion of the non-contingent Obligations bear interest on the Daily Balance thereof at a per annum rate less than 7%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

        (b)        Letter of Credit Fee. Borrower shall pay Administrative Agent (for the ratable benefit of the Lenders with a Revolver A Commitment, subject to any letter agreement between Administrative Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.5% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

        (c)        Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of any Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit ) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

        (d)        Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding, except as otherwise provided for LIBOR Rate Loans in Section 2.16(a). Borrower hereby authorizes Administrative Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the installments due and payable with respect to the Term Loan) to Borrower’s Loan Account, which amounts thereafter constitute Advances (B Advances and if no B Advances are available under this Agreement, A Advances) hereunder and shall accrue interest at the rate then applicable to the appropriate Advances hereunder, provided that, (i) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) no proceeding shall have been instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) and (ii) to the extent that such charge does not exceed the then current Availability, the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document; and provided, that if, at the time that any amounts due in respect of interest on the Term Loan are charged to the Loan Account, an Event of Default or Overadvance exists or would result from such charge to the Loan Account, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the B Advances or Term Loan and such amounts shall be compounded and added to the outstanding principal balance of the B Advances or Term Loan, as applicable; and provided that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 8.1.Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances (B Advances and if no B Advances are available under this Agreement, A Advances) hereunder and shall accrue interest at the rate then applicable to the appropriate Advances; provided, that if, at the time that any amounts due in respect of interest on the B Advances or Term Loan, as applicable, are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, such amounts shall not constitute A Advances but instead shall continue to remain outstanding as amounts due in respect of the B Advances or Term Loan, as applicable, and such amounts shall be compounded and added to the outstanding principal balance of the B Advances or Term Loan, as applicable,; and provided that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 8.1.

        (e)        Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

        (f)        Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

    2.7.     Cash Management.

        (a)        Borrower shall (i) establish and maintain cash management services of a type and on terms satisfactory to each Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Administrative Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

        (b)        Each Cash Management Bank shall establish and maintain Cash Management Agreements with respect to the Cash Management Accounts with Administrative Agent and Borrower, in form and substance acceptable to each Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Collateral Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Administrative Agent’s Account.

        (c)        So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to each Agent and Administrative Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrower and such prospective Cash Management Bank shall have executed and delivered to Agents a Cash Management Agreement. Borrower shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from any Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in such Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender Group that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or such Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in such Agent’s reasonable judgment.

        (d)        The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower is hereby deemed to have granted a Lien to Collateral Agent.

    2.8.     Crediting Payments; Float Charge. The receipt of any payment item by Administrative Agent (whether from transfers to Administrative Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into the Administrative Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Administrative Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Administrative Agent shall be entitled to charge Borrower for one (1) Business Day of ‘clearance’ or ‘float’ at the rate applicable to Advances under Section 2.6 on all Collections that are received by Borrower (regardless of whether forwarded by the Cash Management Banks to Administrative Agent). This across-the-board one (1) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging one (1) Business Day of interest on such Collections. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Administrative Agent.

    2.9.     Designated Account. Agents and the Lenders are authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Agents and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agents or the Lenders hereunder shall be made to the Designated Account.

    2.10.     Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Advances (including Agent Advances and Swing Loans) made by any Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower’s account, including all amounts received in the Administrative Agent’s Account from any Cash Management Bank. Administrative Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in any such statements.

    2.11.     Fees. Borrower shall pay to Agents the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agents and individual Lenders:

        (a)        Unused Line Fee. On the first day of each month during the term of this Agreement, Borrower shall pay to the Administrative Agent:

(i) an unused line fee in an amount equal to .50% per annum times the result of (a) the Maximum A Revolver Amount, less (b) the sum of (x) the average Daily Balance of A Advances that were outstanding during the immediately preceding month, plus (y) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month, and

(ii) an unused line fee in an amount equal to .50% per annum times the result of (a) the Maximum B Revolver Amount, less (b) the sum of the average Daily Balance of B Advances that were outstanding during the immediately preceding month,

        (b)        Servicing Fee. On the first day of each month during the term of this Agreement, Borrower shall pay to the Administrative Agent a servicing fee (the “Servicing Fee”) in an amount equal to $2,000,

        (c)        Closing Fee. On or prior to the Closing Date, Borrower shall pay to the Administrative Agent (to be distributed subject to the effect of a letter agreement between Administrative Agent and Collateral Agent) a non-refundable closing fee (the “Closing Fee”) equal to $230,000, which shall be deemed fully earned when paid, and

        (d)        Audit, Appraisal, and Valuation Charges. For the separate account of the applicable Agent, audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by any Agent, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by any Agent, and (iii) the actual charges paid or incurred by any Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower’s business valuation. If no Event of Default shall have occurred and be continuing, then the Borrower shall only be required to pay for (x) three (3) visits described in this Section 2.11(d),and (y) two (2) desk-top appraisals, per fiscal year.

    2.12.     Letters of Credit.

        (a)        Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i) the Adjusted Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding A Advances,

(ii) the Letter of Credit Usage would exceed $1,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum A Revolver Amount less the then extant amount of outstanding A Advances.

        Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall have an expiry date no later than 30 days prior to the Maturity Date and all such Letters of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an A Advance hereunder and, thereafter, shall bear interest at the rate then applicable to A Advances under Section 2.6. To the extent an L/C Disbursement is deemed to be an A Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting A Advance. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

        (b)        Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver A Commitment agrees to fund its Pro Rata Share of any A Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such A Advance and Administrative Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver A Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver A Commitment, and each Lender with a Revolver A Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver A Commitment hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver A Commitment acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

        (c)        Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

        (d)        Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

        (e)        Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

        (f)        If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Administrative Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to A Advances hereunder. The determination by Administrative Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

    2.13.     Capital Requirements. If, after the date hereof, any Lender determines that (1) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (2) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), will have the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agents thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

    2.14.     Registered Notes. Borrower agrees to record each Term Loan on the Register referred to in Section 14.1(g). Each B Advance and Term Loan recorded on the Register (the “Registered Loan”) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each B Advance and Term Loan, Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 14.1(g) (a “Registered Note”), payable to the order of such Lender and otherwise duly completed. Once recorded on the Register, each B Advance and Term Loan may not be removed from the Register so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

    2.15.     Securitization. The Borrower and Guarantors hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Term Loan or the Advances (a “Securitization”) through the pledge of the Term Loan or the Advances as collateral security for loans to the Lenders or their Affiliates or through the sale of the Term Loan or the Advances or the issuance of direct or indirect interests in the Term Loan or the Advances, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Borrower and Guarantors shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, providedthat (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and Guarantors and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower and Guarantors under the Loan Documents or change or affect in a manner adverse to the Borrower and Guarantors the financial terms of the Term Loan or the Advances, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Term Loan, the Advances or the Securitization, and (c) providing in connection with any rating of the Term Loan or the Advances a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Borrower and Guarantors to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Term Loan or the Advances and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

    2.16.     LIBOR Rate.

        (a)        Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the B Advances and the Term Loan be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to the Base Rate used in Section 2.6(a)(ii)(y). At the election of the Collateral Agent, that may be made at any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that B Advances or the Term Loan bear interest at a rate based upon the LIBOR Rate.

        (b)        LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying each Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the B Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to each Agent of a LIBOR Notice received by each Agent before the LIBOR Deadline, or by telephonic notice received by each Agent before the LIBOR Deadline (to be confirmed by delivery to each Agent of a LIBOR Notice received by each Agent prior to 5:00 p.m. (California time) on the same day). Immediately upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Revolver B Commitment or a Term Loan Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agents and the Lenders harmless against any loss, cost, or expense incurred by Agents or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of such Agent or a Lender delivered to Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.16 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than six (6) LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $250,000 in excess thereof.

        (c)        Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold each Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

        (d)        Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agents and Borrower and Agents promptly shall transmit the notice to each other Lender, (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to the Base Rate used in Section 2.6(a)(ii)(y), and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

        (e)        No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agents, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loan.

3.	CONDITIONS; TERM OF AGREEMENT.

    3.1.     Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advances (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of each Agent, of each of the conditions precedent set forth below:

        (a)        the Closing Date shall occur on or before November 16, 2004;

        (b)        Collateral Agent shall have received all financing statements required by each Agent, duly authorized by Borrower and the Guarantors and evidence acceptable to the Collateral Agent of such filing;

        (c)        Agents shall have received each of the following documents, in form and substance satisfactory to each Agent, duly executed, and each such document shall be in full force and effect:

(i) the Disbursement Letter;

(ii) the Officers’ Certificate;

(iii) the Subsidiary Documents; and

(iv) a consent from Equitable approving the Special Dividend.

        (d)        Agents shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

        (e)        Agents shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

        (f)        Agents shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

        (g)        Agents shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

        (h)        Agents shall have received a certificate from the Secretary of Guarantor attesting to the resolutions of Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which Guarantor is a party and authorizing specific officers of Guarantor to execute the same;

        (i)        Agents shall have received copies of Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Guarantor;

        (j)        Agents shall have received a certificate of status with respect to Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Guarantor, which certificate shall indicate that Guarantor is in good standing in such jurisdiction;

        (k)        Agents shall have received certificates of status with respect to Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Guarantor is in good standing in such jurisdictions;

        (l)        Collateral Agent shall have received, with respect to all Real Property owned by the Borrower or any of its Subsidiaries and identified on Schedule R-1, (i) Mortgages with respect to each parcel composing such Real Property and (ii) a legal opinion from counsel, in form and substance satisfactory to Collateral Agent, with respect to such Mortgages.

        (m)        Agents shall have received from Borrower copies of the Ocean Spray Documents;

        (n)        No Default or Event of Default exists as of the Closing Date;

        (o)        Agents shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to each Agent;

        (p)        Agents shall have received satisfactory evidence (including a certificate of the chief financial officer or treasurer of Borrower) that, except as listed on Schedule 3.1(p), all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

        (q)        Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and there shall be no outstanding A Advances;

        (r)        Agents shall have completed their business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s books and records and verification of Borrower’s representations and warranties to the Lender Group, the results of which shall be satisfactory to each Agent, and (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to each Agent;

        (s)        Agents shall have received Borrower’s Closing Date Business Plan together with a certificate of the chief executive officer of Borrower stating that the Closing Date Business Plan has been prepared on a reasonable basis and in good faith and is based on assumptions believed by Borrower to be reasonable at the time made and from the best information then available to Borrower;

        (t)        Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

        (u)        Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

        (v)        Agents shall have received opinions of legal counsel to Borrower and Guarantors in form and substance satisfactory to Agents;

        (w)        proceeds of the Term Loan and the B Advances made on the Closing Date shall be deposited in a blocked account, which shall be under the dominion and control of the Collateral Agent and subject to a control agreement satisfactory to the Collateral Agent; and

        (x)        all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to each Agent.

    3.2.     Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender (or any member thereof) to continue to make Advances (or otherwise extent credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by the Borrower to so perform or cause to be performed constituting an Event of Default):

        (a)        Prior to April 22, 2005, with respect to all Real Property owned by the Borrower or any of its Subsidiaries on such date and identified on Schedule R-1, deliver to Collateral Agent mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property issued by a title insurance company satisfactory to Collateral Agent in amounts satisfactory to Collateral Agent assuring Collateral Agent that the Mortgages on such Real Property are valid and enforceable first priority mortgage Liens on such Real Property free and clear of all Liens except Permitted Liens, and the mortgage policies otherwise shall be in form and substance satisfactory to Collateral Agent.

        (b)        (i) On any date following April 22, 2005, if requested by the Collateral Agent, Borrower shall deliver to the Collateral Agent originals of the certificates of title or ownership for all Motor Vehicles owned by it that (x) are licensed or registered for on-road use, or (y) have a value, as reasonably determined by Borrower, in excess of $10,000, with the Collateral Agent listed as lienholder, for the benefit of the Collateral Agent on behalf of the Lenders; provided that the Collateral Agent shall not be required to be listed as the lienholder if a Motor Vehicle is subject to a Permitted Lien.

(ii) On and after the date of any request by the Collateral Agent under subparagraph (i) of this paragraph (b), Borrower hereby appoints the Collateral Agent as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (A) executing on behalf of Borrower title or ownership applications for filing with appropriate state agencies to enable Motor Vehicles now owned or hereafter acquired by Borrower to be retitled and the Collateral Agent listed as lienholder thereof, (B) filing such applications with such state agencies, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, Borrower as the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, for the purpose of creating in favor of the Collateral Agent a perfected Lien on the Motor Vehicles and exercising the rights and remedies of the Collateral Agent hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the termination of all Commitments and the payment in full of all of the Obligations other than contingent Obligations.

(iii) Any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each Motor Vehicle covered thereby.

    3.3.     Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

        (a)        the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

        (b)        no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

        (c)        no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agents, any Lender, or any of their Affiliates.

        (d)        no Material Adverse Change shall have occurred, except as set forth on Schedule 3.3(d) as in effect on the Closing Date.

    3.4.     Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower, Agents, and the Lenders and shall continue in full force and effect for a term ending on November 5, 2007 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

    3.5.     Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder and the Collateral Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Collateral Agent will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Collateral Agent’s Liens and all notices of security interests and liens previously filed by Collateral Agent with respect to the Obligations.

    3.6.     Early Termination by Borrower. Borrower has the option, at any time upon 20 days prior written notice to each Agent, to terminate this Agreement by paying to Administrative Agent, for the benefit of the Lender Group, in cash, the Obligations (including either (i) providing cash collateral to be held by Administrative Agent for the benefit of those Lenders with a Revolver A Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Administrative Agent for the benefit of those Lenders with a Revolver A Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full.

4.	CREATION OF SECURITY INTEREST.

    4.1.     Grant of Security Interest. Borrower hereby grants to Collateral Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Collateral Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Collateral Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Borrower Collateral.

    4.2.     Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Collateral Agent’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Collateral Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Collateral Agent.

    4.3.     Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Collateral Agent or Collateral Agent’s designee may (a) notify Account Debtors of Borrower that the Accounts, chattel paper, or General Intangibles have been assigned to Collateral Agent or that Collateral Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections on account of Borrower Collateral that it receives and immediately will deliver said Collections to Collateral Agent or a Cash Management Bank in their original form as received by Borrower.

    4.4.     Delivery of Additional Documentation Required. At any time upon the request of Collateral Agent, Borrower shall execute and deliver to Collateral Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) that Collateral Agent may request in its Permitted Discretion, in form and substance satisfactory to Collateral Agent, to perfect and continue perfected or better perfect the Collateral Agent’s Liens in the Borrower Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Collateral Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Collateral Agent to execute any such Additional Documents in Borrower’s name and authorizes Collateral Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Collateral Agent shall require, Borrower shall (a) provide Collateral Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, and (c) cause to be prepared, executed, and delivered to Collateral Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

    4.5.     Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Collateral Agent (and any of Collateral Agent’s officers, employees, or agents designated by Collateral Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower’s name on any Collection item that may come into the Lender Group’s possession and which is Borrower Collateral or proceeds of Borrower Collateral, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, except to the extent that property covered by such insurance does not constitute Borrower Collateral and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Collateral Agent determines to be reasonable, and Collateral Agent may cause to be executed and delivered any documents and releases that Collateral Agent determines to be necessary. The appointment of Collateral Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

    4.6.     Right to Inspect. Agents and each Lender (through any of their respective officers, employees, or agents) shall have the right during regular business hours prior to the occurrence of any Event of Default (subject to Section 2.11(d)) and at any time after the occurrence of an Event of Default, from time to time hereafter to inspect the Books and to check, test, and appraise the Borrower Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Borrower Collateral.

    4.7.     Control Agreements. Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of Borrower, Collateral Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Collateral Agent. Upon the occurrence and during the continuance of a Default or Event of Default, Collateral Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Collateral Agent’s Account.

5.	REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

    5.1.     No Encumbrances. Borrower has good and marketable title to the Borrower Collateral and the Real Property constituting Borrower Collateral, free and clear of Liens except for Permitted Liens.

    5.2.     Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower’s business, owed to Borrower without defenses, disputes, offsets (except Accounts where Ocean Spray is the Account Debtor to the extent offsets are permitted under the Toll Processing Agreement), counterclaims, or rights of return or cancellation. As to each Eligible Account, such Account is not:

        (a)        owed by an employee, Affiliate, or agent of Borrower,

        (b)        on account of a transaction wherein goods were placed on consignment or were sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or on any other terms by reason of which the payment by the Account Debtor may be conditional,

        (c)        payable in a currency other than Dollars,

        (d)        owed by an Account Debtor that has or has asserted a right of setoff (in the case of Ocean Spray, only to the extent that such right of setoff has been asserted), has disputed its liability, or has made any claim with respect to its obligation to pay the Account, except that to the extent such setoff has been disclosed to the Agents in writing, such Account shall not be an Eligible Account only to the extent of such setoff,

        (e)        owed by an Account Debtor that is subject to any Insolvency Proceeding or is not Solvent or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

        (f)        except Accounts where Ocean Spray is the Account Debtor, on account of a transaction as to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor or the services giving rise to such Account have not been performed and accepted by the Account Debtor,

        (g)        a right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services, and

        (h)        an Account that has not been billed to the customer.

    5.3.     Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from defects. As to each item of Eligible Inventory, such Inventory is:

        (a)        owned by Borrower free and clear of all Liens other than Liens in favor of Collateral Agent or a Permitted Lien in favor of Ocean Spray,

        (b)        either located at one of the locations set forth on Schedule E-1 or in transit from one such location to another such location, or in possession or control of Ocean Spray,

        (c)        not located on real property leased by Borrower or in a contract warehouse, in each case, unless subject to a Collateral Access Agreement executed by the lessor, the warehouseman, or other third party, as the case may be, and unless segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (unless such Inventory shall have been delivered by Ocean Spray to such warehouses),

        (d)        not goods that have been returned or rejected by Borrower’s customers, and

        (e)        not goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

    5.4.     Equipment. All of the Equipment is used or held for use in Borrower’s business other than Equipment that is damaged, obsolete or otherwise no longer used or useful in the conduct of Borrower’s business.

    5.5.     Location of Inventory and Equipment. The Inventory and Equipment constituting Borrower Collateral are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 5.5 or in transit from one such location to another such location, or in the possession or control of Ocean Spray or in transit from or to Ocean Spray, except for Equipment that is absent from such location for a period not exceeding a commercially reasonable time for repair or refurbishment. Borrower may from time to time update Schedule 5.5 so long as (i) Borrower gives Agents not less than thirty (30) days advance written notice and (ii) Borrower delivers to Collateral Agent a Collateral Access Agreement with respect to each additional location listed on any revised Schedule 5.5.

    5.6.     Inventory Records. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

    5.7.     Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in Schedule 5.7 and Borrower’s FEIN is identified in Schedule 5.7. Borrower may from time to time update Schedule 5.7 so long as (i) Borrower gives Agents not less than thirty (30) days advance written notice and (ii) Borrower delivers to Lender a Collateral Access Agreement with respect to each additional location listed on any revised Schedule 5.7.

    5.8.     Due Organization and Qualification; Subsidiaries.

        (a)        Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

        (b)        Set forth on Schedule 5.8(b) is a complete and accurate description as of the Closing Date of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Other than as set forth in Schedule 5.8(b) or other than the contingent obligations of the Borrower pursuant to its articles of incorporation to make payments required to be made to the holders of the Borrower’s series B preferred Stock, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

        (c)        Set forth on Schedule 5.8(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable, except as otherwise expressly provided under Wisconsin Stat. §180.0622(2)(b).

        (d)        Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

        (e)        Borrower is in compliance with all applicable provisions of law, including, without limitation, the Food Security Act, PACA and Borrower, and each of its subsidiaries and affiliates possess all necessary authorizations, permits and licenses to lawfully conduct business operations. Borrower, and each of Borrower’s subsidiaries, affiliates, divisions and branches possess all necessary dealer’s license(s) under PACA, and such licenses are current and valid.

    5.9.     Due Authorization; No Conflict.

        (a)        The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

        (b)        The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of Borrower, except to the extent any such approval or consent has been obtained.

        (c)        Other than the filing of financing statements, fixture filings, and Mortgages and Form 8-K reports, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

        (d)        This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

        (e)        The Collateral Agent’s Liens on Collateral are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

        (f)        The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Guarantor.

        (g)        The execution, delivery, and performance by Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Guarantor, the Governing Documents of Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Guarantor, other than Permitted Liens, or (iv) require any approval of Guarantor’s interestholders or any approval or consent of any Person under any material contractual obligation of Guarantor.

        (h)        The execution, delivery, and performance by Guarantor of the Loan Documents to which Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

        (i)        The Loan Documents to which Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Guarantor will be the legally valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

    5.10.     Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrower, or any of its Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

    5.11.     No Material Adverse Change. All financial statements relating to Borrower or Guarantors that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s (or Guarantors, as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and Guarantors taken as a whole, since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

    5.12.     Fraudulent Transfer.

        (a)        Borrower is Solvent after giving effect to transactions contemplated on the Closing Date by Borrower with Agents and Lenders.

        (b)        No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

    5.13.     Employee Benefits. Except as set forth on Schedule 5.13, none of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

    5.14.     Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrower’s knowledge, none of Borrower’s assets has ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

    5.15.     Brokerage Fees. Except as set forth on Schedule 5.15, Borrower has not utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrower in connection herewith.

    5.16.     Intellectual Property. Borrower owns, has rights to use or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee. Borrower may from time to time update Schedule 5.16 on not less than thirty (30) days advance written notice to Collateral Agent.

    5.17.     Leases. Except as expressly set forth on Schedule 5.17, Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by Borrower exists under any of them.

    5.18.     DDAs. Set forth on Schedule 5.18 are all of Borrower’s DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository. Borrower may from time to time update Schedule 5.18 on not less than thirty (30) days advance written notice to Collateral Agent.

    5.19.     Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to any Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to any Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agents, such additional Projections represent Borrower’s good faith best estimate of its future performance for the periods covered thereby.

    5.20.     Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date and the principal terms thereof.

    5.21.     Notices from Farm Products Sellers, etc.

        (a)        Except as set forth in Schedule 5.21(a) hereto, Borrower has not, within the one (1) year period prior to the date hereof, received any written notice pursuant to the applicable provisions of the Food Security Act, or pursuant to the Code or any state statutory agricultural or producers’ lien laws or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by Borrower are produced, in any case advising or notifying Borrower of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust, lien or other interest applicable to any assets of Borrower established in favor of such Farm Products Seller or other Person under any other law other than PACA or claiming a Lien or security interest in and to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by Borrower or any related or other assets of Borrower (all of the foregoing, together with any such notices as Borrower may at any time hereafter receive, collectively, the “Food Security Act Notices”).

        (b)        Borrower is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening or grazing, livestock operations, or other farming operations.

        (c)        Borrower is not and shall not function as a meat packer, “livestock dealer”, or “live poultry dealer” as those terms are defined under the PSA nor does or shall Borrower purchase or deal in any type of livestock, live poultry, or the slaughtered carcasses thereof whatsoever.

    5.22.    Nestle USA, Inc. At all times prior to removing the financing statement filed with the Wisconsin Department of Financial Institutions on January 16, 2001, listing Nestle USA, Inc., as secured party, and Borrower, as debtor, Borrower does not conduct any business with Nestle USA, Inc. and there are no outstanding obligations or Indebtedness owed to Nestle USA, Inc.

6.	AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

    6.1.    Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Borrower Collateral that contain information as from time to time reasonably may be requested by Collateral Agent. Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

    6.2.    Collateral Reporting. Provide Administrative Agent (and if so requested by any Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to each Agent:

Daily	(a)	a sales journal, collection journal, and credit register
since the last such schedule and a calculation of the
Borrowing Base as of such date;
	(b)	notice of all returns, disputes, or claims in excess of
$5,000;

Weekly	(c)	Inventory reports specifying Borrower's cost and the
wholesale market value of its Inventory, by category,
including without limitation a breakout of cranberry
concentrate and frozen cranberries by gallons and pounds,
respectively, with additional detail showing additions to
and deletions from the Inventory;

Monthly (not later than the	(d)	a detailed calculation of the Borrowing Base (including
15th day of each month)		detail regarding those Accounts that are not Eligible
Accounts);
	(e)	a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing
Base previously provided to Administrative Agent;
	(f)	a summary aging, by vendor, of Borrower's accounts payable
and any book overdraft;
	(g)	a calculation of Dilution for the prior month;
	(h)	a listing of Farm Products Sellers and amounts owed to each
such Person;
	(i)	a monthly purchase price statement and a monthly perpetual
inventory report, in each case, as received by Borrower
pursuant to the Ocean Spray Toll Processing Agreement;

Quarterly	(j)	a detailed list of Borrower's customers;
	(k)	a report regarding Borrower's accrued, but unpaid, ad
valorem taxes;

Upon request by any Agent	(l)	copies of invoices in connection with the Accounts, credit
memos, remittance advices, deposit slips, shipping and
delivery documents in connection with the Accounts and, for
Inventory and Equipment acquired by Borrower, purchase
orders and invoices;
	(m)	copies of written agreements with Borrower's Farm Product
Sellers, and with its other material vendors and material
customers, as well as Borrower's written description of any
arrangements with such vendors or customers, which may not
be memorialized in writing;
	(n)	such other reports as to the Borrower Collateral, or the
financial condition of Borrower, as any Agent may request;

Upon occurrence	(o)	immediate notice of any default or notice of default
received with respect to the federal multi-peril crop
insurance policy including a copy of any written notice
received by Borrower.

    6.3.    Financial Statements, Reports, Certificates. Deliver to Agents, with copies to each Lender:

        (a)        as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year or that is the month immediately following the Closing Date) after the end of each month during each of Borrower’s fiscal years,

(i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period,

(ii) a certificate signed by the chief financial officer of Borrower to the effect that:

                (A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

                (B)  the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                (C)  there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

(iii) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

        (b)        as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years,

(i) financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agents and certified, without any qualifications (including, without limitation, (i) any going concern or like qualification or exception or (ii) any qualification as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii) a certificate of such accountants addressed to Agents and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

        (c)        as soon as available, but in any event within 30 days prior to the start of each of Borrower’s fiscal years,

(i) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agents, each in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby,

        (d)        if and when filed by Borrower,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by Borrower with the SEC,

(iii) copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv) any other information that is provided by Borrower to its shareholders generally,

        (e)        if and when filed by Borrower and as requested by any Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) Borrower conducts business or is required to pay any such excise tax, (ii) where Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower, or (iii) where Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

        (f)        as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

        (g)        upon the request of any Agent, any other report reasonably requested relating to the financial condition of Borrower, and

        (h)        (i) promptly after receipt or delivery thereof, copies of any material notices that any Loan Party receives from or sends to any Person in connection with the Ocean Spray Documents, (ii) at least 3 Business Days prior to the effective date thereof, the most recent version (which shall be in substantially final form) of any material amendments, modifications, waivers or other changes to any of the Ocean Spray Documents, and (iii) promptly after the execution thereof, any amendments, modifications, waivers or other changes to any of the Ocean Spray Documents.

        In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees that its independent certified public accountants are authorized to communicate with Agents and to release to Agents whatever financial information concerning Borrower any Agent reasonably may request. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by any Agent pursuant to or in accordance with this Agreement, and agrees that any Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

    6.4.    Return. Cause returns and allowances, as between Borrower and its Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory with a sale price in excess of $25,000, or any Account Debtors return inventory in any fiscal quarter with a sale price in excess of $50,000 in the aggregate, to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to each Agent) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if each Agent consents (which consents shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to each Agent) in the appropriate amount to such Account Debtor.

    6.5.    Maintenance of Properties. Except as expressly set forth on Schedule 5.17, maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any material loss or forfeiture thereof or thereunder; provided, however, that Borrower is permitted to sell and dispose of property pursuant to Section 7.4 hereto.

    6.6.    Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent with proof satisfactory to Collateral Agent indicating that Borrower has made such payments or deposits. Borrower shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which Borrower is required to pay any such excise tax.

    6.7.    Insurance.

        (a)        At Borrower’s expense, maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, multi-peril crop and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agents. Borrower shall deliver copies of all such policies to Collateral Agent with a satisfactory lender’s loss payable endorsement naming Collateral Agent as sole loss payee (with respect to Collateral) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Collateral Agent in the event of cancellation of the policy for any reason whatsoever.

        (b)        Borrower shall give Collateral Agent prompt notice of any loss covered by such insurance. Collateral Agent shall have the exclusive right to adjust any losses payable under any such insurance policies (other than losses payable subject to a perfected Permitted Lien in favor of Equitable or Wood County Bank) in excess of $500,000, without any liability to Borrower whatsoever in respect of such adjustments. Subject to the Borrower’s right to reinvest proceeds of insurance under Section 2.4(d), any monies received as payment for any loss with respect to Collateral under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Collateral Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

        (c)        Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.7 with respect to Collateral, unless Collateral Agent is included thereon as named insured with the loss payable to Collateral Agent under a lender’s loss payable endorsement or its equivalent. Borrower immediately shall notify Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Collateral Agent.

    6.8.    Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 5.5 (other than (i) Inventory and Equipment that is in transit to or among such locations, (ii) Inventory that is in the possession or control of Ocean Spray or Inventory in the possession of processors with an aggregate fair market value not to exceed $250,000, or (iii) Equipment that is absent from such locations for a period not exceeding a commercially reasonable time for repair or refurbishment); provided, however, that Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Agents not less than 30 days prior to the date on which Inventory or Equipment constituting Borrower Collateral is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent’s Liens on such assets and also provides to Collateral Agent a Collateral Access Agreement.

    6.9.    Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act, the Americans With Disabilities Act, PACA, the Food Security Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

    6.10.    Leases. Except as expressly set forth on Schedule 5.17, pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

    6.11.    Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from the Lender Group under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold each Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from the Lender Group under this Agreement.

    6.12.    Existence. At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to Borrower’s businesses.

    6.13.    Environmental.

        (a)        Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, (c) promptly notify each Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide each Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

    6.14.    Agricultural Products.

        (a)        Borrower shall pay, not later than seven (7) Business Days prior to the date required for payment therein, the amount of any outstanding invoices for the purchase of perishable agricultural commodities (as defined in PACA) which is required to be paid within thirty (30) days of Borrower’s acceptance of such commodities unless Borrower has obtained from the Farm Products Seller of such commodities a waiver of its rights under PACA in form and substance acceptable to each Agent; provided, however, that in the event that any such invoice requires payment upon delivery, payment shall be made on such date of delivery. Borrower acknowledges that Administrative Agent shall establish a reserve against the Borrowing Base in the amount of, at any given time, all accounts payable to sellers of perishable agricultural commodities with terms of thirty (30) days (after Borrower’s receipt and acceptance of such commodities) or less, unless Borrower has obtained from any such seller a waiver of its rights under PACA, in form and substance acceptable to each Agent. Borrower shall at all times comply with all existing and future Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Food Security Act Notice, so as to terminate or release the security interest in any farm products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under the Food Security Act.

        (b)        Borrower shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any security interest, Lien, trust or other claim in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller, including, without limitation, registration with all states which have established central filing systems as contemplated under the Food Security Act.

        (c)        Borrower shall notify each Agent in writing within three (3) Business Days after receipt by Borrower of any Food Security Act Notice or amendment to a previous Food Security Act Notice and including any notice from any Farm Products Seller of the intention of such Farm Products Seller to preserve the benefits of any trust applicable to any assets of Borrower established in favor of such Farm Products Seller or other Person under the provisions of PACA or any local law, and within such three (3) Business Days, Borrower shall provide each Agent with a true, correct and complete copy of such Food Security Act Notice or amendment or other notice, as the case may be, and including any master lists of effective financing statements delivered to Borrower pursuant to the Food Security Act. Borrower shall, upon any Agent’s request, at any time and from time to time, furnish such Agent with a true, correct and complete list of Persons from whom Borrower or any Subsidiary purchases any perishable agricultural commodity or other Farm Products and the outstanding amounts owed by Borrower or any other Subsidiary to such Person.

In the event Borrower receives a Food Security Act Notice, Borrower shall pay the related invoice within one (1) Business Day of receipt of such Food Security Act Notice and notify each Agent of such receipt; provided, however, that such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by Borrower, (ii) adequate reserves with respect to such contest are maintained on the books of Borrower, in accordance with GAAP, (iii) the ability of the vendor to pursue any fights or enforce any Liens or trusts provided under PACA has been stayed or otherwise legally prohibited during the pendency of such action, (iv) Administrative Agent shall have established a Reserve against the Borrowing Base in an amount at least equal to the amount claimed to be due by such vendor under the relevant invoice (but without duplication of any Reserve established under Section 6.14(a)) and (v) Borrower shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties and expenses, if any, and shall deliver to each Agent evidence reasonably acceptable to each Agent of such payment, if such contest is terminated or discontinued adversely to Borrower or the conditions set forth in this Section 6.14(c) are no longer met, and (vi) neither Agent has advised Borrower in writing that such Agent reasonably believes that nonpayment thereof could have or result in a Material Adverse Change.

    6.15.    Disclosure Updates. Promptly and in no event later than three (3) Business Days after obtaining knowledge thereof, (a) notify each Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

    6.16.    Additional Mortgages. With respect to all Real Property owned by the Borrower or any of its Subsidiaries that are subject to a Lien in favor of either Equitable or Wood County Bank and identified on Schedule R-2, after such Lien is released or terminated, promptly and in any event no later than 30 days after such release or termination, deliver to Collateral Agent (i) Mortgages with respect to each parcel composing such Real Property, (ii) mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property issued by a title insurance company satisfactory to Collateral Agent in amounts satisfactory to Collateral Agent assuring Collateral Agent that the Mortgages on such Real Property are valid and enforceable first priority mortgage Liens on such Real Property free and clear of all Liens except Permitted Liens, and the mortgage policies otherwise shall be in form and substance reasonably satisfactory to Collateral Agent, and (iii) a legal opinion from counsel, in form and substance satisfactory to Collateral Agent, with respect to the Mortgages on such Real Property.

    6.17.    Special Dividend. Proceeds of the Term Loan and the B Advance made on the Closing Date shall be deposited in a blocked account, which shall be under the dominion and control of the Collateral Agent and subject to a control agreement satisfactory to the Collateral Agent, and shall not be made available to Borrower unless Collateral Agent receives a certificate by an Authorized Person of Borrower, certifying that (i) such amounts are being used for the Special Dividend and Borrower will be paying the Special Dividend within one (1) Business Day of receiving such amounts and (ii) Borrower has repaid $5,000,000 to Equitable for application to any Indebtedness owed to Equitable. Collateral Agent agrees and acknowledges that following the receipt of such certificate, irrespective of any conflicts clause in such control agreement, it shall cause the securities intermediary to make available to Borrower all such amounts deposited in the blocked account described in the preceding sentence. Borrower agrees and acknowledges that the proceeds of the Term Loan and the B Advance made available to Borrower pursuant to this Section 6.17 shall be used by Borrower for the Special Dividend.

    6.18.    Nestle USA, Inc. Promptly and in any event no later than 45 days following the Closing Date, take all commercially available actions to remove the financing statement filed with the Wisconsin Department of Financial Institutions on January 16, 2001, listing Nestle USA, Inc., as secured party, and Borrower, as debtor.

    6.19.    Equitable. Prior to the payment of the Special Dividend, Borrower shall pay $5,000,000 to Equitable for application to any Indebtedness owed to Equitable.

7.	NEGATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

    7.1.    Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

        (a)        Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

        (b)        Indebtedness set forth on Schedule 5.20,

        (c)        Permitted Purchase Money Indebtedness, and

        (d)        refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Collateral Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness.

    7.2.    Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

    7.3.    Restrictions on Fundamental Changes.

        (a)        Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

        (b)        Other than the sale of W.S.C. Water Management Corp. in connection with the sale of the bogs pursuant to the Ocean Spray Option Agreement, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution providedthat Borrower may, so long as (i) no Event of Default has occurred or would directly result, (ii) each Agent has received not less than thirty (30) days advance written notice and (iii) no Material Adverse Change would result, cause one or more of its wholly-owned Subsidiaries to enter into any merger or consolidation with any other wholly-owned Subsidiary of Borrower, or to liquidate, windup or dissolve.

        (c)        Except for sales of property pursuant to the Ocean Spray Option Agreement, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, including any of the brand names Northland, Seneca, and Tree Sweet, other than sales of Inventory in the ordinary course of business or as otherwise expressly permitted under this Agreement.

    7.4.    Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any Collateral, including, without limitation, any of the brand names Northland, Seneca, or Tree Sweet or the business conducted or operated under any such name, or any other assets constituting Collateral or any other assets of Borrower or its Subsidiaries if, with respect to other assets of Borrower or its Subsidiaries not constituting Collateral, such action would result in a Material Adverse Change.

    7.5.    Change Name. Change Borrower’s legal name, FEIN, corporate structure, or identity; provided, however, that Borrower may change its name upon at least 30 days prior written notice to each Agent of such change and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent’s Liens.

    7.6.    Guarantee. Except as expressly set forth on Schedule 5.20, guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Collateral Agent.

    7.7.    Nature of Business. Make any change in the principal nature of its business, except as contemplated by the Toll Processing Agreement and the Ocean Spray Option Agreement.

    7.8.    Prepayments and Amendments.

        (a)        Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower, other than the Obligations in accordance with this Agreement, except for mandatory prepayments of Indebtedness owed by Borrower to Equitable or to Wood County Bank in connection with the sale or disposition of property upon which Equitable or Wood County Bank, respectively, has a perfected Lien as of the date hereof,

        (b)        Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c), except for amendments to the loan agreement between Borrower and Equitable or Borrower and Wood County Bank, to permit the disposition or sale of property upon which Equitable or Wood County Bank, respectively, has a perfected Lien as of the date hereof, and

        (c)        Directly or indirectly, amend, modify, alter, or change any of the terms or conditions of the Ocean Spray Toll Processing Agreement or the Ocean Spray Option Agreement in a manner adversely affecting the rights of Lender or any Agent.

    7.9.    Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

    7.10.    Consignments. Consign any Inventory constituting Collateral or sell any Inventory constituting Collateral on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

    7.11.    Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Stock, of any class, whether now or hereafter outstanding, provided that (i) the Borrower may declare and pay the Special Dividend, (ii) following a sale or disposition of property or assets pursuant to the Ocean Spray Option Agreement, so long as (A) no Event of Default has occurred and is continuing both immediately before and after giving effect to such payment, (B) Borrower has Excess Availability of not less than $5,000,000 immediately after giving effect to such payment, after the payment of any amounts required to be paid to Equitable and Wood County Bank from the proceeds of the sale of property or assets that was subject to a perfected Permitted Lien in favor of Equitable or Wood County Bank as the case may be, and (C) the Borrower has delivered projections, in form and substance substantially the same as the projections required by Section 6.3 (c) hereof, showing compliance, on a pro-forma basis after giving effect to both the sale and disposition and the payment, with the financial covenants in Section 7.20 hereof for the following twelve months, the Borrower may declare and pay a dividend (the “Special Asset-Sale Dividend”), the total amount of such Special Asset-Sale Dividends made not to exceed an aggregate amount of $5,000,000), (iii) so long as (A) no Event of Default has occurred and is continuing both immediately before and after giving effect to such payment, (B) Borrower has Excess Availability of not less than $3,000,000 immediately after giving effect to such payment, and (C) the outstanding unpaid principal amount of the A Advances, B Advances, and Term Loan is less than $10,000,000, the Borrower may pay an aggregate amount not to exceed $1,000,000 to the Borrower’s series B preferred Stock to the extent required by the Borrower’s articles of incorporation, and (iv) so long as (A) no Event of Default exists or has occurred and is continuing both immediately before and after giving effect to such payment, (B) Borrower has Excess Availability of not less than $350,000 immediately after giving effect to such payment, and (C) each Agent receives not less than twenty (20) days advance written notice, Borrower may redeem employee-owned Stock of the Borrower, in an aggregate amount not to exceed $350,000 in any Fiscal Year, upon such employee’s termination of employment or death.

    7.12.    Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide each Agent information regarding the Collateral or Borrower’s financial condition.

    7.13.    Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower shall not have Permitted Investments (other than in the Cash Management Accounts, advances made in connection with purchase of goods and services in the ordinary course of business, Stock of Subsidiaries and Stock of Beaver Creek Cranberry Grower Assoc. Inc.) in excess of $100,000 outstanding at any one time unless Borrower and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Collateral Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Collateral Agent’s Liens in such Permitted Investments.

    7.14.    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to each Agent, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate, providedthat, (i) the Borrower may declare and pay the Special Dividend, (ii) subject to Section 7.11, the Borrower may declare and pay the Special Asset-Sale Dividend, (iii) so long as (A) no Event of Default exists or has occurred and is continuing both immediately before and after giving effect to such payment, (B) Borrower has Excess Availability of not less than $3,000,000 immediately after giving effect to such payment, and (C the outstanding unpaid principal amount of the A Advances, B Advances, and Term Loan is less than $10,000,000, the Borrower may pay an aggregate amount not to exceed $1,000,000, to the Borrower’s series B preferred Stock to the extent required by the Borrower’s articles of incorporation, and (iv) so long as (A) no Event of Default under Section 7.20 of this Agreement has occurred or would result from such payment, and (B) Borrower has Excess Availability of not less than $500,000 immediately after giving effect to such payment, Borrower may pay regularly scheduled fees and out of pocket expenses payable under the Sun Management Agreement as in effect on the Closing Date.

    7.15.    Suspension. Other than as contemplated by the Toll Processing Agreement and the Ocean Spray Option Agreement, suspend or go out of a substantial portion of its business.

    7.16.    [Intentionally Omitted]

    7.17.    Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (i) repay the WFF Fee Note in the original principal amount of $2,500,000, (ii) repay Equitable in the amount of $5,000,000, (iii) to pay the Special Dividend to the shareholders of the Borrower, (iv) for general working capital purposes of the Borrower, and (v) to pay fees and expenses related to this Agreement.

    7.18.    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Other than to 2321 W. Grand Avenue, Wisconsin Rapids, Wisconsin, relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agents and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent’s Liens and also provides to Collateral Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment constituting Collateral shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Collateral Agent’s prior written consent.

    7.19.    Securities Accounts. Establish or maintain any Securities Account unless Collateral Agent shall have received a Control Agreement in respect of such Securities Account. Borrower shall not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

    7.20.    Financial Covenants.

        (a)       Minimum EBITDA. Fail to maintain EBITDA, measured on a fiscal month-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period

$ 11,352,102	Twelve consecutive month period ending
November 30, 2004

Twelve consecutive month period ending
$ 9,292,275	December 31, 2004

Twelve consecutive month period ending
$ 10,657,798	January 31, 2005

$ 9,867,856	Twelve consecutive month period ending
February 28, 2005

$ 9,718,324	Twelve consecutive month period ending March
31, 2005

$ 9,160,202	Twelve consecutive month period ending April
30, 2005

$ 8,695,895	Twelve consecutive month period ending May
31, 2005

$ 6,788,703	Twelve consecutive month period ending June
30, 2005

$ 6,814,500	Twelve consecutive month period ending July
31, 2005

$ 6,520,156	Twelve consecutive month period ending August
31, 2005

$ 6,303,093	Twelve consecutive month period ending
September 30, 2005

$ 6,531,201	Twelve consecutive month period ending
October 31, 2005

Applicable Amount	Applicable Period

$ 6,334,203	Twelve consecutive month period ending
November 30, 2005

$ 6,570,038	Twelve consecutive month period ending
December 31, 2005

$ 6,683,469	Twelve consecutive month period ending
January 31, 2006

$ 7,443,686	Twelve consecutive month period ending
February 28, 2006

$ 7,629,486	Twelve consecutive month period ending March
31, 2006

$ 7,753,169	Twelve consecutive month period ending April
30, 2006

$ 8,069,196	Twelve consecutive month period ending May
31, 2006

$ 8,203,381	Twelve consecutive month period ending June
30, 2006

$ 8,736,283	Twelve consecutive month period ending July
31, 2006

$ 9,270,816	Twelve consecutive month period ending August
31, 2006

$ 9,497,668	Twelve consecutive month period ending
September 30, 2006

$ 8,350,899	Twelve consecutive month period ending
October 31, 2006

$ 7,085,963	Twelve consecutive month period ending
November 30, 2006

$ 7,255,503	Twelve consecutive month period ending
December 31, 2006

$ 7,607,352	Twelve consecutive month period ending
January 31, 2007

$ 7,621,949	Twelve consecutive month period ending
February 28, 2007

$ 8,148,873	Twelve consecutive month period ending March
31, 2007

$ 8,399,444	Twelve consecutive month period ending April
30, 2007

$ 9,536,920	Twelve consecutive month period ending May
31, 2007

$ 10,648,652	Twelve consecutive month period ending June
30, 2007

$ 10,867,552	Twelve consecutive month period ending July
31, 2007

$ 11,353,712	Twelve consecutive month period ending August
31, 2007

        (b)        Leverage Ratio.

(i) Permit the ratio of Indebtedness less cash of Borrower (as of the dates set forth below) not subject to any Lien (other than any Lien in favor of the Collateral Agent or a customary bankers’ lien or similar security interest) to EBITDA of Borrower as of the end of a period of twelve (12) consecutive fiscal months of Borrower for which the last month ends on such date set forth below to be greater than the applicable ratio set forth below:

Leverage Ratio	Applicable Period

3.00:1	Twelve consecutive month period ending
November 30, 2004

Twelve consecutive month period ending
3.00:1	December 31, 2004

Twelve consecutive month period ending
3.00:1	January 31, 2005

3.00:1	Twelve consecutive month period ending
February 28, 2005

3.00:1	Twelve consecutive month period ending
March 31, 2005

3.00:1	Twelve consecutive month period ending
April 30, 2005

3.00:1	Twelve consecutive month period ending
May 31, 2005

3.75:1	Twelve consecutive month period ending
June 30, 2005

3.75:1	Twelve consecutive month period ending
July 31, 2005

3.50:1	Twelve consecutive month period ending
August 31, 2005

3.50:1	Twelve consecutive month period ending
September 30, 2005

3.00:1	Twelve consecutive month period ending
October 31, 2005

3.00:1	Twelve consecutive month period ending
November 30, 2005

2.50:1	Twelve consecutive month period ending
December 31, 2005

Leverage Ratio	Applicable Period

2.50:1	Twelve consecutive month period ending
January 31, 2006

2.50:1	Twelve consecutive month period ending
February 28, 2006

2.50:1	Twelve consecutive month period ending
March 31, 2006

2.50:1	Twelve consecutive month period ending
April 30, 2006

2.50:1	Twelve consecutive month period ending
May 31, 2006

2.50:1	Twelve consecutive month period ending
June 30, 2006

2.50:1	Twelve consecutive month period ending
July 31, 2006

2.50:1	Twelve consecutive month period ending
August 31, 2006

2.00:1	Twelve consecutive month period ending
September 30, 2006

2.00:1	Twelve consecutive month period ending
October 31, 2006

2.00:1	Twelve consecutive month period ending
November 30, 2006

2.00:1	Twelve consecutive month period ending
December 31, 2006

2.00:1	Twelve consecutive month period ending
January 31, 2007

2.00:1	Twelve consecutive month period ending
February 28, 2007

2.00:1	Twelve consecutive month period ending
March 31, 2007

2.00:1	Twelve consecutive month period ending
April 30, 2007

2.00:1	Twelve consecutive month period ending
May 31, 2007

2.00:1	Twelve consecutive month period ending
June 30, 2007

2.00:1	Twelve consecutive month period ending
July 31, 2007

2.00:1	Twelve consecutive month period ending
August 31, 2007

        (c)       Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of the amount of $1,000,000 for each Fiscal Year. So long as, as of the end of any Fiscal Year, no Event of Default then exists or has occurred and is continuing, the amount of Capital Expenditures permitted in such Fiscal Year which remains unused may be added to the permitted amount of Capital Expenditures in the immediately following Fiscal Year. In the event that Borrower requests an increase to the amount of Capital Expenditures permitted under this Section, and so long as no Event of Default has then occurred the Agents and Required Lenders shall not charge an amendment or similar fee in connection with any increase in such amount agreed to by the Required Lenders, providedthat each Agent and Required Lenders shall have no commitment or obligation whatsoever, of any kind or nature, to agree to any such increase.

8.	EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

    8.1.     If Borrower or any Guarantor which is a Material Subsidiary fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

    8.2.     If Borrower or any Guarantor which is a Material Subsidiary fails to perform, keep, or observe: (a) any term, provision, condition, covenant, or agreement contained in Section 6.2 or Section 6.3 and such failure continues for a period of five (5) days after the date of such failure; provided that a single failure, for up to five (5) days, in any fiscal quarter to perform, keep or observe any one of the daily and weekly reporting requirements contained in Section 6.2 shall not, so long as no other Event of Default then exists or has occurred and is continuing, constitute an Event of Default; (b) any term, provision, condition, covenant or agreement contained in Sections 6.4, 6.5, 6.6, 6.8 or 6.10 and such failure continues for a period of fifteen (15) days after the date of such failure or (c) any other term, provision, condition, covenant or agreement contained in this Agreement or in any of the other Loan Documents;

    8.3.     If any material portion of Borrower’s or any of its material Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person (other than in the possession or control of Ocean Spray pursuant to the Ocean Spray Toll Processing Agreement);

    8.4.     If an Insolvency Proceeding is commenced by Borrower or any of its Material Subsidiaries;

    8.5.     If an Insolvency Proceeding is commenced against Borrower, or any of its Material Subsidiaries, and any of the following events occur: (a) Borrower or the Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

    8.6.     If Borrower or any of its Material Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

    8.7.     If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of its Material Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent;

    8.8.     If a judgment or other claim in excess of $50,000 becomes a Lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets;

    8.9.     If there is a default in any material agreement, other than the Ocean Spray Documents, to which Borrower or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

    8.10.     If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

    8.11.     If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by Borrower, its Subsidiaries, or any officer, employee, agent, or director of Borrower or any of its Subsidiaries;

    8.12.     The occurrence of (a) with respect to the Ocean Spray Toll Processing Agreement (i) the termination of such agreement, (ii) any assignment by Borrower of such agreement, (iii) any assignment by Ocean Spray of such agreement, which assignment could reasonably be expected to result in a Material Adverse Change, (iv) a breach of any representation or warranty or failure to perform any obligation under such agreement by Northland, and Ocean Spray provides Northland with a written notice to cure such breach or such failure and such breach or failure is not cured within 50 days or with respect to any nonpayment is not cured within 20 days (unless such nonpayment is disputed in good faith by Northland), or (v) a breach of any representation or warranty or failure to perform any obligation under such agreement by Ocean Spray, and such breach or failure could reasonably be expected to result in a Material Adverse Change, or (b) with respect to any Ocean Spray Document other than the Ocean Spray Toll Processing Agreement, a default, breach or failure by any party thereto to perform any obligation under such agreement, and such default, breach or failure could reasonably be expected to result in a Material Adverse Change.

    8.13.     If the obligation of a Guarantor under any Guaranty is limited or terminated by operation of law or by Guarantor thereunder, except to the extent such obligation is limited or terminated by operation of law upon a merger, liquidation or dissolution expressly permitted under this Agreement;

    8.14.     If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

    8.15.     Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower or any Guarantor which is a Material Subsidiary, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Guarantor which is a Material Subsidiary shall deny that Borrower or such Guarantor has any liability or obligation purported to be created under any Loan Document.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

    9.1.    Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Collateral Agent to do any one or more of the following on behalf of the Lender Group (and Collateral Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

        (a)     Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

        (b)     Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

        (c)     Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Collateral Agent’s Liens in the Collateral and without affecting the Obligations;

        (d)     Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Collateral Agent considers advisable, and in such cases, Administrative Agent will credit Borrower’s Loan Account with only the net amounts received by Administrative Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

        (e)     Cause Borrower to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of the Lender Group;

        (f)     Without notice to or demand upon Borrower, make such payments and do such acts as Collateral Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble Borrower’s Personal Property Collateral if Collateral Agent so requires, and to make Borrower’s Personal Property Collateral available to Collateral Agent at a place that Collateral Agent may designate which is reasonably convenient to both parties. Borrower authorizes Collateral Agent to enter the premises where Borrower’s Personal Property Collateral is located, to take and maintain possession of Borrower’s Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Collateral Agent’s determination appears to conflict with the Collateral Agent’s Liens and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Collateral Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

        (g)     Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

        (h)     Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

        (i)     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) Borrower’s Personal Property Collateral. Borrower hereby grants to Collateral Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to Borrower’s Personal Property Collateral, in completing production of, advertising for sale, and selling any of Borrower’s Personal Property Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

        (j)     Sell Borrower’s Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent determines is commercially reasonable. It is not necessary that Borrower’s Personal Property Collateral be present at any such sale;

        (k)     Collateral Agent shall give notice of the disposition of Borrower’s Personal Property Collateral as follows:

(i) Collateral Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of Borrower’s Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of Borrower’s Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

        (l)        Collateral Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale; and

        (m)        Collateral Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

        (n)        The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

        (o)        Any deficiency that exists after disposition of Borrower’s Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Collateral Agent to Borrower.

    9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

        If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Collateral Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower’s Loan Account as Collateral Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Collateral Agent deems prudent. Any such amounts paid by Collateral Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Collateral Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

    11.1.    Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

    11.2.    The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Collateral Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

    11.3.    Indemnification. Borrower shall pay, indemnify, defend, and hold the Agents-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agents to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agents, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agents, as the case may be, at its address set forth below:

If to Borrower:	NORTHLAND CRANBERRIES, INC.
2321 W. Grand Avenue
Wisconsin Rapids, Wisconsin 54495
Attn: Mr. John Swendrowski
Fax No. 715-422-6800
with copies to:	Foley & Lardner
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Patricia Lane, Esq.
Fax No. 414-297-4900
with copies to:	Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attn: Douglas Gessner, Esq.
Fax No. 312-861-2200
-and-
Sun Capital Partners
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Attn: C. Deryl Couch
General Counsel
Fax No. 561-394-0540

If to Administrative Agent:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Division Manager
Fax No. 310-453-7413
WELLS FARGO FOOTHILL, INC.
400 Northpark Town Center
1000 Abernathy Road, N.E.
Suite 1450
Atlanta, Georgia 30328
Attn: Business Finance Division Manager
Fax No. 770-508-1374
with copies to:	OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C.
230 Park Avenue
New York, New York 10169
Attn: Mitchell M. Brand, Esq.
Fax No. 212-682-6104
If to Collateral Agent:	ABLECO FINANCE LLC
299 Park Avenue, Floors 21-23
New York, New York 10171
Attn. Eric F. Miller
Fax No. 212-891-1541
with copies to:	SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
Attn. Frederic L. Ragucci, Esq.
Fax No. 212-593-5955

        Agents and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Collateral Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        (a)       THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        (b)       THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUMNONCONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

        (c)       BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

    14.1.    Assignments and Participations.

        (a)        Any Lender may assign to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to (x) an assignment by any Lender to any other Lender or an Affiliate of any Lender or any Related Fund or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that subject to the last sentence of Section 14.1(b), Borrower and Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to each Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to each Agent an Assignment and Acceptance Agreement, and (iii) the assigning Lender or Assignee has paid to Administrative Agent for Administrative Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (y) the assignee is a Lender or an Affiliate of a Lender or a Related Fund.

        (b)        Subject to the last sentence of this Section 14.1(b), from and after the date that each Agent notifies the assigning Lender that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from such assigning Lender’s obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.7 of this Agreement. Notwithstanding anything to the contrary contained in this Section 14.1, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or a Related Fund without written notice of such assignment to any Agent or delivering an executed Assignment and Acceptance Agreement to any Agent, and without the payment of the above-referenced processing fee; provided, however, that (x) Borrower and Agents may continue to deal solely and directly with the assigning Lender until such Assignment and Acceptance Agreement has been delivered to each Agent, (y) the failure of such assigning Lender to deliver such notice or to deliver the Assignment and Acceptance Agreement to either Agent or any other Person shall not affect the legality, validity, or binding effect of such assignment and (z) an Assignment and Acceptance from a Lender to an Affiliate of such Lender or a Related Fund shall be effective as of the date specified therein.

        (c)        By executing and delivering an Assignment and Acceptance Agreement, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance Agreement, (4) such Assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agents to take such actions and to exercise such powers under this Agreement as are delegated to Agents, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

        (d)        Any Lender may at any time sell to one or more commercial banks, financial institutions, or any other Persons (other than Ocean Spray) (a “Participant”) participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agents, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agents, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 14.1(d) are solely for the benefit of the Lender Group, and Borrower shall not have any rights as third party beneficiaries of any such provisions.

        (e)        In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower, the Guarantors and their respective businesses.

        (f)        Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement as set forth in Section 2.15, to any Person in connection with a securitization transaction, or in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or United States Treasury Regulation 31 CFR §203.24, and such Person or Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        (g)        The Administrative Agent, on behalf of the Borrower, shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of each B Advance and Term Loan held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its B Advance or Term Loan to an Affiliate of such Lender or a Related Fund of such Lender pursuant to the last sentence of Section 14.1(b) that is not delivered to the Agents (i) a Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), the Administrative Agent, on behalf of the Borrower, shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its B Advance or Term Loan to an Affiliate of such Lender or a Related Fund of such Lender pursuant to the last sentence of Section 14.1(b), and which assignment is not delivered to the Agents and recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a comparable register.

        (h)        In the event that a Lender sells participations in the Registered Loan, such Lender, on behalf of borrower, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any further participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

    14.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

    15.1.    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Collateral Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

        (a)        increase or extend any Commitment of any Lender,

        (b)        postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

        (c)        reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

        (d)        change the percentage of the Commitments that is required to take any action hereunder,

        (e)        amend, modify or waive this Section or any provision of the Agreement providing for consent or other action by all Lenders,

        (f)        release Collateral other than as permitted by Section 16.12,

        (g)        change the definition of “Required Lenders” or “Pro Rata Share”,

        (h)        contractually subordinate any of the Collateral Agent’s Liens,

        (i)        release Borrower or any Guarantor from any obligation for the payment of money, or

        (j)        increase the advance rate with respect to A Advances (except for the restoration of an advance rate after the prior reduction thereof),

        (k)        amend, modify or waive any of the provisions of the Intercreditor Agreements,

        (l)        change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Reserves, Inventory Reserves, Maximum Revolver A Amount, or Term Loan Amount, or change Section 2.1(a) or Section 2.1(b) or any definition or term used in any of the foregoing definitions or Sections,

        (m)        amend, modify or waive any of the provisions of Section 2.1(d), 2.2, 2.3(e)(i), 2.3(i), 2.4(b), 2,4(d), 15.1 or 16 or change the definitions used in any such Sections.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Collateral Agent, Administrative Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Collateral Agent, Administrative Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

        The Agents and the Lenders have executed a side letter agreement on the Closing Date pursuant to which the Agents and the Lenders have agreed to certain intercreditor arrangements, including but not limited to, certain arrangements regarding allocation of payments of the Obligations. The rights and duties of the Agents and the Lenders with respect to such matters, are subject to such agreement.

    15.2.    Replacement of Holdout Lender.

        (a)        If any action to be taken by the Lender Group or any Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

        (b)        Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability and the payment of all fees by or otherwise due to such Holdout Lender as of the date of such replacement) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1, provided, that, in no event shall any Lender be required to become a Replacement Lender. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchased a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

    15.3.    No Waivers; Cumulative Remedies. No failure by any Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Agent or any Lender on any occasion shall affect or diminish Agents’ and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agents’ and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agents or any Lender may have.

16.	AGENTS; THE LENDER GROUP.

    16.1.    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Collateral Agent and Administrative Agent as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each such Agent, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to each such Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agents and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent; it being expressly understood and agreed that the use of the word “Agents” is for convenience only, that Collateral Agent and Administrative Agent are merely the representative of the Lenders, and only have the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agents shall have and may use their sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agents, Lenders agree that Collateral Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Collateral Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

    16.2.    Delegation of Duties. Agents may execute any of their duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agents shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

    16.3.    Liability of Agents. None of the Agents-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agents-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

    16.4.    Reliance by Agents. Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by them to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by such Agent. Any Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If such Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

    16.5.    Notice of Default or Event of Default. Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders, except with respect to the existence of Overadvances as to which the Administrative Agent has actual knowledge and to Events of Default of which any Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Such Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agents of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Collateral Agent has received any such request, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

    16.6.    Credit Decision. Each Lender acknowledges that none of the Agents-Related Persons has made any representation or warranty to it, and that no act by either Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agents-Related Person to any Lender. Each Lender represents to Agents that it has, independently and without reliance upon any Agents-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agents-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by such Agent, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agents-Related Persons.

    16.7.    Costs and Expenses; Indemnification. Each Agent may incur and pay Lender Group Expenses to the extent each Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse such Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Each Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Administrative Agent or Collateral Agent to reimburse such Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event any Agent is not reimbursed for such costs and expenses from Collections received by Administrative Agent or Collateral Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse such Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agents-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agents-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

    16.8.    Agents in Individual Capacity. Foothill, Ableco and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill and Ableco were not Agents hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill, Ableco or their Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agents will use their reasonable best efforts to obtain), Agents shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Foothill and Ableco in their individual capacity.

    16.9.    Successor Agents. Collateral Agent or Administrative Agent may resign as Collateral Agent or Administrative Agent, respectively, upon 45 days notice to the Lenders. If either Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent in its place for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, such Agent may appoint, after consulting with the Lenders, a successor Agent. If Collateral Agent or Administrative Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace such Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Collateral Agent” or “Administrative Agent” (depending upon which Agent is being replaced) shall mean such successor Agent and the retiring Collateral Agent’s or Administrative Agent’s appointment, powers, and duties as Collateral Agent or Administrative Agent, respectively, shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. Pursuant to this Section 16.9, Foothill hereby gives notice to the Lenders of its resignation as collateral agent as of the Closing Date. The Lenders hereby agree that as of the Closing Date, Ableco Finance, LLC is appointed as Collateral Agent and shall succeed to and become vested with all the rights, powers, privileges and duties that Foothill had as collateral agent and (ii) Foothill shall be discharged from its duties and obligations under the Loan Documents as collateral agent. The Lenders also agree that the forty-five (45) day prior notice required in connection with the resignation of Foothill as collateral agent under this Section 16.9 is hereby waived.

    16.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Administrative Agent.

    16.11.    Withholding Taxes.

        (a)        If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Collateral Agent and Borrower, to deliver to each Agent (or, in the case of a Lender party to an Assignment and Acceptance to an Affiliate of such Lender or a Related Fund that is not delivered to the Agents in accordance with the last sentence of Section 14.1(b), to the assigning Lender) promptly upon becoming a Lender:

(i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by any Agent or the assigning Lender, as applicable;

(ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by any Agent or the assigning Lender, as applicable;

(iii) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

        Notwithstanding the foregoing, such Lender may instead provide a Form W-8IMY, where applicable, with appropriate forms attached thereto.

        Such Lender agrees promptly to notify each Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

        (b)        If a Lender claims an exemption from witholding tax in a jurisdiction other than the United States, such Lender shall deliver to Agents (or in the case of a Lender party to an Assignment and Acceptance to an Affiliate or Related Fund that is not delivered to the Agents pursuant to the last sentence of Section 14.1(b), to the assigning Lender) any such form or forms as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign witholding or backup witholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agents or the assigning Lender, as applicable.

        (c)        If any Lender is entitled to a reduction in the applicable withholding tax, Administrative Agent (or in the case of a Lender party to an Assignment and Acceptance to an Affiliate or Related Fund that is not delivered to the Agents pursuant to the last sentence of Section 14.1(b), the assigning Lender) may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Administrative Agent or the assigning Lender, as applicable, then Administrative Agent or the assigning Lender may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

        (d)        If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Administrative Agent harmless for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

        (e)        If a Lender claims an exemption from United States witholding tax pursuant to the portfolio interest exception, such Lender represents and warrants that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the IRC, (B) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC, or (C) a controlled foreign corporation related to any Borrower within the meaning of 864(d)(4) of the IRC.

All payments made by Borrower hereunder or under any note or under any other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law and other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(f) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agents or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agents’ or such Lender’s own willful misconduct or gross negligence. Borrower will furnish to Agents as promptly as possible after the date the payment of any Taxes are due pursuant to applicable law certified copies of tax receipts, if any, or other certificates or documents, such other certificates or documents to be reasonably acceptable to Agents, evidencing such payment by Borrower.

    16.12.    Collateral Matters.

        (a)        The Lenders hereby irrevocably authorize Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii)constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Collateral Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower owned no interest at the time the security interest was granted or at any time thereafter or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of any substantial portion of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Collateral Agent or Borrower at any time, the Lenders will confirm in writing Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in Collateral Agent’s opinion, would expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

        (b)        Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or its Subsidiaries, or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

    16.13.    Restrictions on Actions by Lenders; Sharing of Payments.

        (a)        Each of the Lenders agrees that it shall not, without the express consent of each Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of each Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

        (b)        If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from any Agent pursuant to the terms of this Agreement, or (ii) payments from any Agent in excess of such Lender’s ratable portion of all such distributions by such Agent, such Lender promptly shall (1) turn the same over to such Agent, in kind, and with such endorsements as may be required to negotiate the same to such Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

    16.14.    Agency for Perfection. Collateral Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

    16.15.    Payments by Agents to the Lenders. All payments to be made by any Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to such Agent. Concurrently with each such payment, such Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

    16.16.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agents to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by any Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by each Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

    16.17.    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

        (a)        is deemed to have requested that Agents furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by any Agent, and such Agent shall so furnish each Lender with such Reports,

        (b)        expressly agrees and acknowledges that Agents do not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

        (c)        expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that such Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

        (d)        agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

        (e)        without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agents, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by each Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of any Agent in writing that such Agent provide to such Lender a copy of any report or document provided by Borrower to such Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (y) to the extent that any Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender’s notice to such Agent, whereupon such Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that any Agent renders to Borrower a statement regarding the Loan Account, such Agent shall send a copy of such statement to each Lender.

    16.18.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Collateral Agent or Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of such Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.	GENERAL PROVISIONS.

    17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agents, and each Lender whose signature is provided for on the signature pages hereof.

    17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

    17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

    17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

    17.5.    Amendments in Writing. This Agreement only can be amended by a writing signed by Collateral Agent (on behalf of the requisite Lenders) and Borrower.

    17.6.    Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

    17.7.    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

    17.8.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

    17.9.    No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement or discharge or release the obligations under the Existing Loan Agreement or the lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower or any Guarantor under the Existing Loan Agreement from any of their obligations and liabilities as a “Borrower” or “Guarantor” thereunder; provided, however that any Default or Event of Default existing under the Existing Loan Agreement is hereby waived as of the Closing Date, except to the extent such Default or Event of Default constitutes a Default or Event of Default as of the Closing Date under this Agreement, as amended and restated on the Closing Date. The Borrower and each Guarantor hereby (i) confirms and agrees that, except as modified hereby or by instruments executed concurrently herewith, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date of this Agreement all references in any such Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent (as defined in the Existing Loan Agreement) or the Collateral Agent a security interest in or lien on, any collateral as security for the obligations of the Borrower and Guarantors from time to time existing in respect of the Existing Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

    17.10.    Consent. Each of the Agents and the Lenders hereby ratify and reaffirm that certain Consent to Sale of Real Property and Equipment dated September 23, 2004 (the “Consent”) and acknowledge that the Consent remains in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

NORTHLAND CRANBERRIES, INC.,
a Wisconsin corporation, as Borrower
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Chairman and Chief Executive Officer
NCI FOODS, LLC
Wisconsin limited liability company, as a Guarantor
By: /s/ John Swendrowski
Name: John Swendrowski
Title: President
WILDHAWK, INC.
a Wisconsin corporation, as a Guarantor
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Vice President
NORTHLAND INSURANCE CENTER, INC.
a Wisconsin corporation, as a Guarantor
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Vice President

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Administrative Agent and as a
Lender
By: /s/ Dennis J. Rebman
Name: Dennis J. Rebman
Title: Vice President
ABLECO FINANCE LLC
a Delaware limited liability company, as Collateral Agent and as a Lender
By: /s/ Kevin Genda
Name: Kevin Genda
Title: Senior Vice President

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	4.4. Delivery of Additional Documentation Required	62
	4.5. Power of Attorney	62
	4.6. Right to Inspect	63
	4.7. Control Agreement	63
5.	REPRESENTATIONS AND WARRANTIES	63
	5.1. No Encumbrances	63
	5.2. Eligible Accounts	64
	5.3. Eligible Inventory	64
	5.4. Equipment	65
	5.5. Location of Inventory and Equipment	65
	5.6. Inventory Records	65
	5.7. Location of Chief Executive Office; FEIN	65
	5.8. Due Organization and Qualification; Subsidiaries	65
	5.9. Due Authorization; No Conflict	66
	5.10. Litigation	67
	5.11. No Material Adverse Change	67
	5.12. Fraudulent Transfer	68
	5.13. Employee Benefits	68
	5.14. Environmental Condition	68
	5.15. Brokerage Fees	68
	5.16. Intellectual Property	68
	5.17. Leases	68
	5.18. DDAs	69
	5.19. Complete Disclosure	69
	5.20. Indebtedness	69
	5.21. Notices from Farm Products Sellers, etc.	69
	5.22. Nestle USA, Inc.	70
6.	AFFIRMATIVE COVENANTS	70
	6.1. Accounting System	70
	6.2. Collateral Reporting	70
	6.3. Financial Statements, Reports, Certificates	72
	6.4. Return	74
	6.5. Maintenance of Properties	74
	6.6. Taxes	74
	6.7. Insurance	74
	6.8. Location of Inventory and Equipment	75
	6.9. Compliance with Laws	76
	6.10. Leases	76
	6.11. Brokerage Commissions	76
	6.12. Existence	76
	6.13. Environmental	76
	6.14. Agricultural Products	76
	6.15. Disclosure Updates	78

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	6.16. Additional Mortgages	78
	6.17. Special Dividend	78
	6.18. Nestle USA, Inc.	78
	6.19. Equitable	79
7.	NEGATIVE COVENANTS	79
	7.1. Indebtedness	79
	7.2. Liens	79
	7.3. Restrictions on Fundamental Changes	79
	7.4. Disposal of Assets	80
	7.5. Change Name	80
	7.6. Guarantee	80
	7.7. Nature of Business	80
	7.8. Prepayments and Amendments	80
	7.9. Change of Control	81
	7.10. Consignments	81
	7.11. Distributions	81
	7.12. Accounting Methods	81
	7.13. Investments	82
	7.14. Transactions with Affiliates	82
	7.15. Suspension	82
	7.16. [Intentionally Omitted]	82
	7.17. Use of Proceeds	82
	7.18. Change in Location of Chief Executive Office; Inventory and Equipment with Bailees	82
	7.19. Securities Accounts	83
	7.20. Financial Covenants	83
8.	EVENTS OF DEFAULT	87
9.	THE LENDER GROUP'S RIGHTS AND REMEDIES	89
	9.1. Rights and Remedies	89
	9.2. Remedies Cumulative	91
1.0	TAXES AND EXPENSES	91
1.1	WAIVERS; INDEMNIFICATION	92
	11.1. Demand; Protest	92
	11.2. The Lender Group's Liability for Collateral	92
	11.3. Indemnification	92

-iii-

12.	NOTICES	93
1.3	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	95
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	95
	14.1. Assignments and Participations	95
	14.2. Successors	99
15.	AMENDMENTS; WAIVERS	99
	15.1. Amendments and Waivers	99
	15.2. Replacement of Holdout Lender	100
	15.3. No Waivers; Cumulative Remedies	101
16.	AGENTS; THE LENDER GROUP	101
	16.1. Appointment and Authorization of Agent	101
	16.2. Delegation of Duties	102
	16.3. Liability of Agents	102
	16.4. Reliance by Agents	102
	16.5. Notice of Default or Event of Default	103
	16.6. Credit Decision	103
	16.7. Costs and Expenses; Indemnification	104
	16.8. Agents in Individual Capacity	104
	16.9. Successor Agents	105
	16.10. Lender in Individual Capacity	105
	16.11. Withholding Taxes	106
	16.12. Collateral Matters	108
	16.13. Restrictions on Actions by Lenders; Sharing of Payments	109
	16.14. Agency for Perfection	109
	16.15. Payments by Agents to the Lenders	109
	16.16. Concerning the Collateral and Related Loan Documents	109
	16.17. Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and
	Information	110
	16.18. Several Obligations; No Liability	111
17.	GENERAL PROVISIONS	111
	17.1. Effectiveness	111
	17.2. Section Headings	111
	17.3. Interpretation	112
	17.4. Severability of Provisions	112
	17.5. Amendments in Writing	112
	17.6. Counterparts; Telefacsimile Execution	112
	17.7. Revival and Reinstatement of Obligations	112
	17.8. Integration	112
	17.9. No Novation	112
	17.10. Consent	113

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule C-1	Commitments
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule R-2	Post-closing Real Property Collateral
Schedule 1.1	Liquidating Assets
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1(p)	Tax Returns
Schedule 3.2(d)	Closing Date Material Changes
Schedule 4.1	Excluded Collateral
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7	Chief Executive Office; FEIN
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrower's Subsidiaries
Schedule 5.10	Litigation
Schedule 5.13	ERISA
Schedule 5.14	Environmental Matters
Schedule 5.15	Brokerage Fees
Schedule 5.16	Intellectual Property
Schedule 5.17	Leases
Schedule 5.18	Demand Deposit Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 5.21(a)	Disclosure Notices regarding PACA

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